SHARE PURCHASE AGREEMENT

BY AND AMONG

DRESSER-RAND GROUP INC.,

GRUPO GUASCOR S.L.

AND

THE SHAREHOLDERS OF GRUPO GUASCOR S.L.

AND

THE CERTAIN SHAREHOLDERS
LISTED ON THE SIGNATURE PAGES HERETO

March 3, 2011

i

Schedule I	-	Details Regarding the Parties and the Seller Representative (Including Respective Shareholdings of the Sellers and Certain Shareholders Thereof)
Schedule II	-	Key Employees
Schedule III	-	Net Debt
Schedule IV	-	Seller Disclosure Schedule
Schedule V	-	Purchaser Disclosure Schedule
Exhibit A	-	Form of Seller Release
Exhibit B	-	Form of Addendum to Employment Agreement
Exhibit C	-	Form of Public Deed
Exhibit D	-	Form of Escrow Agreement
Exhibit E	-	Form of Registration Rights Agreement

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is entered into on the Effective Date by and among Dresser-Rand Group Inc., a Delaware corporation (the “Purchaser” or “Dresser-Rand Group”), Grupo Guascor S.L., a Spanish Sociedad Limitada (the “Company”), and the shareholders of the Company identified on Schedule I (collectively, the “Sellers” and, together with the Purchaser and the Company, the “parties” and each, individually, a “party”).  Details regarding the parties are provided on Schedule I.

PRELIMINARY STATEMENT

The Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the issued and outstanding shares (participaciones sociales) of the capital stock of the Company (collectively, the “Shares”) in accordance with the provisions of this Agreement.  The Sellers constitute all of the shareholders of the Company.

AGREEMENT

Intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1           Definitions.  For the purposes of this Agreement:

“Acquired Companies” means, collectively, the Company and its Subsidiaries.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ancillary Agreements” means, collectively, the Addendum to Employment Agreements, the Escrow Agreement, the Public Deed, the Registration Rights Agreement and the Seller Releases, and any other agreement, document, certificate or decision related to the transactions contemplated hereby to be provided by any of the parties according to this Agreement.

“Balance Sheet” means an unaudited consolidated balance sheet of the Company for the period ending October 31, 2010.

“Base Purchase Price” means €375,493,000.

“BFIX” means the Bloomberg Foreign Exchange Fixings Rate providing the “noon mid rate” in New York City for cable transfers in Euros as certified for customs purposes by the Federal Reserve Bank of New York.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Paris, France or Vitoria-Gasteiz, Spain are generally closed for business.

“Company Plan” means any employee benefit plan, program or arrangement for the benefit of any current or former director, officer, employee or consultant of any Acquired Company and any other written or oral plan, Contract, agreement or arrangement of any kind involving direct or indirect compensation or benefits, including stock options, stock bonus, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained, sponsored, contributed to or required to be contributed to by any Acquired Company for the benefit of any current or former director, officer, employee or consultant of any Acquired Company.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, license, commitment, or other instrument or consensual obligation which constitutes a binding agreement according to applicable Law, whether written or oral.

“Debt” means any items included in the calculation of Net Debt as per Schedule III and, to the extent not already included in Schedule III, any (a) debt from non-consolidated entities (except for Tusso Energia), (b) financial guarantees granted after October 31, 2010, excluding those issued in the Ordinary Course, and (c) any other obligation, liability or commitment granted by management, shareholders or former employees, excluding those in the Ordinary Course.

“D-R Shares” means the common stock of Dresser-Rand Group, par value US$0.01 per share, which class of shares is registered under Section 12(b) of the Exchange Act and is listed for trading on the New York Stock Exchange.

 “Due Diligence” means the due diligence investigation conducted by Purchaser and its representatives on the Acquired Companies in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

“Effective Date” means March 3, 2011 and, as of such date, this Agreement creates a valid and binding obligation of the parties enforceable against the parties in accordance with its terms at such time as all Sellers, the Company and the Purchaser have executed this Agreement and Purchaser has been provided evidence reasonably satisfactory to it that the Board of Directors of MONTE DE PIEDAD Y CAJA DE AHORROS DE SAN FERNANDO, GUADALAJARA, HUELVA, JEREZ Y SEVILLA has approved or otherwise adopted this Agreement; if such evidence is not received by Purchaser by 5:00 pm Central Standard Time on such date, for the avoidance of doubt, this Agreement shall be void and of no force or effect.

“Encumbrance” means, as applicable, any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority and right of first refusal.

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety or (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

“Euro” or “€” means the single currency of the participating member states in the Third Stage of the European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time.

“Evaluation Material” has the meaning set forth in the Non-Disclosure Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Governing Document” means any charter, articles, bylaws, certificate or similar document adopted, filed or registered in connection with the creation, formation, organization or governance of any entity.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any Consent, license, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor (to the extent so listed, defined, designated or classified), asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice or embodied in a product), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) all databases and data collections; (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Joint Venture” means any Person (other than an individual) in which the Company holds, directly or indirectly, 50% or less of the equity or controlling interests and that does not otherwise meet the definition of a “Subsidiary” under this Agreement.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Key Employees” mean those employees of the Acquired Companies set forth on Schedule II.

“Knowledge” means (a) with respect to an individual, the actual knowledge of such Person after reasonable investigation and (b) with respect to a Person who is not an individual, the actual knowledge of any director, manager, senior executive or senior officer of that Person after reasonable investigation.  The Sellers will be considered to have “Knowledge” of a fact or matter if any Acquired Company or any Seller has, or at any time had, Knowledge of the fact or matter.

“Law” means any law, statute, legally binding directive, ordinance, code, rule, regulation, order, writ, injunction, decree, ruling, determination, award, standard, permit or variance of any Governmental Authority and any applicable rules or regulations of any stock exchange or self-regulatory organization, as such may be amended or replaced from time to time.

“Loss” means any loss, damage, fine, penalty, diminution of value, liability, Tax (to the extent arising from a Loss) or other cost or expense (including reasonable attorneys’ or other professional fees and expenses and court costs).

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or reasonably could be expected to, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, have (a) a material adverse effect on the business, assets, liabilities, properties, near-term or long-term condition (financial or otherwise), operating results, operations, capitalization or prospects of the Acquired Companies (taken as a whole), on the one hand, or Dresser-Rand Group and its Subsidiaries (taken as a whole), on the other hand, or (b) the effect of materially impeding or delaying the Sellers’ or the Purchaser’s ability to consummate the transactions contemplated by this Agreement and/or any Ancillary Agreement in accordance with its terms.

“Net Debt” means €124,507,000, as reflected on Schedule III according to the specific line items on the Balance Sheet contained thereon.

“Non-Disclosure Agreement” means that certain non-disclosure agreement between the Purchaser and the Company dated July 16, 2010.

“Occupational Safety and Health Law” means the applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Ordinary Course” means, with respect to any Person, an action taken by such Person if such action is taken in the ordinary course of business and is consistent with the past practices of such Person and taken in the course of day-to-day business operations, and includes any returns of advances from customers.

“Other Governmental Person” means any government-owned or controlled business or entity, such as a national oil company or a national utility.

“Pension Arrangement” means a defined benefit pension promise which has been made by any of the Acquired Companies or its Affiliates on an individual, collective or local Law basis to one or more current or former directors, officers, employees or consultants of any Acquired Companies prior to Closing, including but not limited to any pension-type indemnities provided upon retirement on a mandatory basis, supplemental executive retirement programs, defined benefit pension plans, seniority awards, disability pension benefits, survivor pension and lump sum benefits, early or accelerated retirement arrangements and post-employment medical benefits.

“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the Ordinary Course for sums not yet due and payable and that do not materially impair the conduct of any Acquired Company’s business or the present or proposed use of the affected property or asset, (b) statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet or, since the date of the Balance Sheet and through the Closing Date, adequate reserves have been recorded in the Ordinary Course by the Acquired Companies, or (c) any other statutory liens or other liens of any nature which are reasonable and standard in the market in the Ordinary Course and that do not materially impair the conduct of any Acquired Company’s business or the present or proposed use of the affected property or asset.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“Post-Closing Balance Sheet” means a consolidated balance sheet of the Company for the period ending on the Closing Date.

“Post-Balance Sheet Period” means the period from November 1, 2010 through and including the Closing Date.

“Post-Closing Net Debt” means the net Debt reflected on, and according to the specific line items contained on, the Post-Closing Balance Sheet.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Registration Rights Agreement” means the registration rights agreement between Dresser-Rand Group, the Sellers and the Seller Representative substantially in the form of Exhibit E.

“SEC” means the U.S. Securities and Exchange Commission.

“Spanish GAAP” means (a) the current mercantile legislation contained in the Code of Commerce as amended under Law 16/2007 on the reform and adaptation of accounting legislation to bring it into line with international regulations and European Union legislation, (b) Royal Decree 1514/2007, which approved the new Spanish Chart of Accounts, and (c) Royal Decree 1159/2010, which approved the rules for drawing up consolidated annual accounts, when this does not conflict with the reformed mercantile regulations mentioned above.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which such Person, directly or indirectly through one or more other subsidiaries of such Person, (a) beneficially owns a majority of the voting securities or (b) possesses the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise (including control of the board of directors (or similar body)).

“Tax” means (a) any national, local, foreign, federal, state or other tax, charge, fee, duty (including customs duty), levy or assessment, including (only to the extent they constitute a tax concept under each applicable jurisdiction) those imposed on any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute, and (c) any items described in this paragraph that are attributable to another Person but that any Acquired Company is liable to pay as described in Sections 3.15(g) and (h).

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“US$” “USD” or “$” means United States dollars, the lawful currency of the United States of America.

Section 1.2           Additional Defined Terms.  For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Additional Disclosure	10.8
Adjustment Calculation	2.6(a)
Adjustment Notice	2.6(a)
Agreement	Preamble
Business Leader	5.9(b)
Cap	9.6(c)
Certain Countries	3.19(g)
Claim Notice	9.3(a)
Closing	2.3(a)
Closing Consideration	2.2
Closing Date	2.3(a)
Company	Preamble
Company Intellectual Property	3.13(a)
Consideration Shares	2.2
Controlling Party	9.4(d)
Covered Matter	5.18
De Minimis Claims	9.6(a)
Deductible	9.6(b)
Dispute	10.11(a)

Defined Term	Section
Dispute Meeting	10.11(a)
Dispute Notice	2.6(b)
Dresser-Rand Group	Preamble
Effective Date	Preamble
Employment Agreements	2.4(a)
Expert	2.6(f)
Escrow Agent	2.5
Escrow Agreement	2.5
Escrow Amount	2.5
Fespyme	5.14(b)
Financial Statements	3.5(a)
Foton	5.15(a)
Foton Companies	5.15(a)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Indemnity Deriving from Arbitration	5.15(h)
Independent Accounting Firm	2.6(d)
Leased Real Property	3.12(a)
Long-Stop Date	7.1(g)
Member of Management	5.18
Noncontrolling Party	9.4(d)
Objection Notice	9.3(b)
Owned Intellectual Property	3.13(a)
Owned Real Property	3.12(a)
parties	Preamble
party	Preamble
Permitted Activities	5.15(e)
Public Deed	2.3(c)
Purchase Price	2.6(j)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article 4
Purchaser Indemnified Parties	9.1
Restricted Period	5.7
Restricted Persons	5.6(a)
SEC Reports	4.7
Securities Act	3.28(a)
Seller Disclosure Schedule	Article 3
Seller Releases	2.4(a)
Seller Representative	10.1(a)
Sellers	Preamble
Shares	Preamble
Supplemental Disclosure	10.8
Special Claims	9.4(c)
Third Party Claim	9.4(a)
Third Party Intellectual Property	3.13(b)

Section 1.3           Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.  The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  As used in this Agreement, “liability” means any liability or obligation, including those resulting from any violation of Law, breach of Contract, breach of warranty, tort or lawsuit, whether or not required to be reflected on a balance sheet prepared in accordance with Spanish GAAP, but excluding the executory portion of any Contract or Governmental Authorization (but not excluding any liability with respect to any violation of Law or breach of thereof).  Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2
THE TRANSACTION

Section 2.1           Purchase and Sale of Shares.  In accordance with the provisions of this Agreement, at the Closing, the Sellers will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, all of the Shares.

Section 2.2           Base Purchase Price and Payment.  The Base Purchase Price shall be paid as follows: €170,625,000 in D-R Shares (the “Consideration Shares”) by delivery of such shares to the accounts specified on Schedule I and €204,868,000 in cash in Euros by wire transfer of immediately available funds to the accounts and in such allocated amounts as between the Sellers as specified on Schedule I (together with the Consideration Shares, the “Closing Consideration”); provided, that, the Sellers acknowledge that (i) €30,000,000 of the cash Closing Consideration will be paid into escrow pursuant to Section 2.5, (ii) €25,086,000 of the cash Closing Consideration will be delivered directly to Foton, as requested by Sellers pursuant to Section 5.15 and as set forth on Schedule I, and (iii) such other amount of the cash Closing Consideration, as determined by the Seller Representative, will be paid to the Company for the purpose of paying certain expenses of the Sellers pursuant to Section 10.15.  The per-share value of the Consideration Shares shall be USD $46.75, determined based on the volume weighted closing price per share of the D-R Shares on the New York Stock Exchange for a 20 trading day period immediately preceding March 1, 2011.  The Consideration Shares will be valued in USD based on the Euro/USD exchange rate based on the BFIX for the day immediately preceding March 1, 2011.  Thus, the Purchaser will be bound to deliver to Sellers, according to the procedure set forth in Section 2.4(b)(i), an aggregate of 5,033,185.84 D-R Shares (subject to any adjustment pursuant to Section 5.13).

Section 2.3           Closing.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) will take place in Vitoria-Gasteiz or Bilbao, Spain at the offices of the Notary Public appointed by the Purchaser, at 10:00 a.m., local time, on May 2, 2011 or, if the conditions set forth in Article 6 have not been satisfied or waived on such date, on such later date as soon as practicable, but in no event later than three Business Days after satisfaction or waiver of such conditions, or at such other time and place as the Purchaser and the Sellers (as represented by the Seller Representative) may agree in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)           The parties agree that for convenience of preparing the Post-Closing Balance Sheet they may desire to select a Closing Date at the end of a month or such other date as they may mutually agree. Within 10 days of the proposed Closing Date, the parties shall discuss whether a different date will be needed (e.g., to ensure Closing is at month’s end). If mutually agreed, such date will be set and, if necessary, the Long-Stop Date extended for such purpose.

(c)           At the Closing, the Sellers and the Purchaser will execute a public deed before a Spanish Notary Public, substantially in the form of Exhibit C (the “Public Deed”), to formalize the transfer of the Shares in accordance with Spanish Law.

Section 2.4           Closing Deliveries.

(a)           At the Closing, the Sellers will deliver or cause to be delivered to the Purchaser:

(i)           a release executed by each Seller, substantially in the form of Exhibit A (collectively, the “Seller Releases”);

(ii)          addendums to employment agreements, substantially in the form of Exhibit B, executed by the Company and each of the Key Employees (collectively, the “Employment Agreements”);

(iii)         the Escrow Agreement executed by each Seller and the Seller Representative;

(iv)         resignations effective as of the Closing Date of each director and officer of each Acquired Company as the Purchaser may have requested in writing with reasonable advance notice prior to the Closing Date (and subject to the Purchaser appointing a substitute);

(v)         a certificate of the Secretary or the Assistant Secretary of the Company, dated the Closing Date, in a form reasonably satisfactory to the Purchaser, attesting to (A) the Governing Documents of each of the Acquired Companies; (B) the resolutions of the board of directors of the Company authorizing the execution and delivery of this Agreement, the Ancillary Agreements, the issuance of the Shares and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date; and (C) the incumbency and signature of each officer of the Company who has executed this Agreement or any Ancillary Agreement;

(vi)        a receipt for the Closing Consideration in form reasonably satisfactory to the Purchaser;

(vii)        evidence to the reasonable satisfaction of the Purchaser and to the extent available that any and all Encumbrances have been removed and/or released on the Shares or as determined pursuant to Section 5.14(a);

(viii)      the Registration Rights Agreement executed by each Seller and the Seller Representative; and

(ix)         such other documents, instruments and agreements as the Purchaser reasonably requests as required to consummate the transactions contemplated by this Agreement.

(b)           At the Closing, the Purchaser will deliver or cause to be delivered to the Sellers:

(i)           the Closing Consideration in proportion to the Sellers’ respective holdings of the Shares as set forth on Schedule I;

(ii)          the Escrow Agreement executed by the Purchaser;

(iii)         a certificate of the Secretary or the Assistant Secretary of Dresser-Rand Group, dated the Closing Date, in a form reasonably satisfactory to the Seller Representative, attesting to: (A) the resolutions of the shareholders and the board of directors of the Company authorizing the execution and delivery of this Agreement and the Ancillary Agreements, (B) the issuance of the D-R Shares and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(iv)         the Registration Rights Agreement executed by Dresser-Rand Group; and

(v)          such other documents, instruments and agreements as the Seller Representative reasonably requests as required to consummate the transactions contemplated by this Agreement.

Section 2.5           Escrow Fund.  The Purchaser will withhold €30,000,000 from the Closing Consideration (the “Escrow Amount”) to serve as partial security for (a) the benefit of the Purchaser against any adjustment payments pursuant to Section 2.6, and (b) the benefit of the Purchaser (on behalf of itself or any other Indemnified Person) against the indemnifications afforded by this Agreement.  On the Closing Date, the Purchaser will deposit the Escrow Amount with Banco Bilbao Vizcaya Argentaria, S.A. (or another Spanish institution, which may be a subsidiary of a foreign credit entity, selected by the Purchaser and reasonably satisfactory to the Sellers) as escrow agent (the “Escrow Agent”).  The Escrow Amount shall constitute an escrow account, the distribution of which will be governed according to the terms and conditions set forth herein and in the escrow agreement by and among the Purchaser, the Sellers, the Seller Representative and the Escrow Agent, substantially in the form of Exhibit D (the “Escrow Agreement”).

Section 2.6           Post-Closing Adjustment.

(a)           Within 45 calendar days after the Closing Date, the Seller Representative will prepare and deliver to the Purchaser written notice (the “Adjustment Notice”) containing (i) the Post-Closing Balance Sheet, (ii) the Seller Representative’s calculation of the Post-Closing Net Debt based on the Post-Closing Balance Sheet, and (iii) the Seller Representative’s calculation of the amount of any post-closing adjustments required pursuant to Section 2.6(h) (the “Adjustment Calculation”).  The Post-Closing Balance Sheet will be prepared by the Seller Representative in accordance with the same policies and procedures used in connection with the parties’ agreement of the Net Debt for purposes of the Balance Sheet.  In preparing such Post-Closing Balance Sheet, Net Debt therein shall include any applicable Debt items.

(b)           Within 45 days after receipt of the Adjustment Notice, the Purchaser will deliver to the Seller Representative a written response in which the Purchaser will either:

(i)           agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 2.6(h); or

(ii)          dispute the Adjustment Calculation by delivering to the Seller Representative a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for any disputes.

(c)           If the Purchaser fails to take either of the foregoing actions within 45 days after receipt of the Adjustment Notice, then the Purchaser will be deemed to have accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of Section 2.6(h).

(d)           If the Purchaser timely delivers a Dispute Notice to the Seller Representative, then the Purchaser and the Seller Representative will attempt in good faith, for a period of 30 days, to agree on the Adjustment Calculation for purposes of Section 2.6(h).  Any written resolution by the Purchaser and the Seller Representative during such 30-day period will be final and binding on the parties for purposes of Section 2.6(h).  If the Purchaser and the Seller Representative do not resolve all items by the end of 30 days after the date of delivery of the Dispute Notice, then the Purchaser and the Seller Representative shall put such dispute before the Chief Executive Officer of the Purchaser and the Seller Representative, who shall, for a 15-day period, attempt in good faith to resolve such dispute.  If the Chief Executive Officer of the Purchaser and the Seller Representative do not resolve such dispute by the end of the 15-day period, then the Purchaser and the Seller Representative will submit the dispute to Deloitte for resolution or, if that firm is unwilling or unable to serve, the Purchaser and the Seller Representative will engage another mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser or the Seller Representative (such selected independent accounting firm, the “Independent Accounting Firm”).

(e)           The Purchaser and the Seller Representative will instruct the Independent Accounting Firm to render its determination with respect to the dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to the dispute and the resulting Adjustment Calculation.  The Independent Accounting Firm shall render its determination within 30 days after referral of the dispute to such firm.  The Independent Accounting Firm’s determination of the dispute with respect to the Adjustment Calculation as set forth in its report will be final and binding on the parties for purposes of Section 2.6(h).  The Seller Representative will revise the calculation of the final Post-Closing Net Debt as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.6(e).  The fees and expenses of the Independent Accounting Firm will be shared by the Purchaser, on one hand, and the Sellers, on the other hand, in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Sellers, respectively.

(f)           If for any reason (i) the Independent Accounting Firm is unable to resolve such a dispute or (ii) the Purchaser and the Seller Representative are unable to jointly select the Independent Accounting Firm within 10 days after the aggregate 45-day period referenced in Section 2.6(d), at the request of either party the parties will submit the dispute to an expert to be appointed by the President of the Commercial Court of Paris deciding in summary proceedings (the “Expert”).  The Expert shall act under the terms of Article 1592 of the French Civil Code.  The Expert shall issue a decision only on those disputed items with respect to the Adjustment Calculation on which the Seller Representative and the Purchaser have been unable to reach an agreement and shall reach a conclusion as to each item in dispute the effect, if any, on the resulting Adjustment Calculation.  In carrying out its duties, the Expert shall apply Spanish GAAP.  The Expert shall render its decision within 30 days after its appointment, which decision shall be final and binding upon the parties for purposes of Section 2.6(h).  The fees and expenses of the Expert will be shared by the Purchaser, on one hand, and the Sellers, on the other hand, in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Sellers, respectively.

(g)           For purposes of complying with this Section 2.6, the Purchaser and the Seller Representative will furnish to each other and to the Expert such work papers and other documents and information relating to the dispute as the Independent Accounting Firm or Expert may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm or Expert any material related to the disputed items and to discuss the items with the Independent Accounting Firm or Expert.  The Purchaser may require that the Independent Accounting Firm or Expert enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information relating to the Acquired Companies provided to the Independent Accounting Firm or Expert pursuant to this Section 2.6.

(h)           If the Post-Closing Net Debt, as finally determined pursuant to this Section 2.6, is greater than the Net Debt, then the Seller Representative will cause to be paid to the Purchaser the amount of such difference in cash plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date through and including the date of such payment at a rate of 4.00% per annum.  If the Post-Closing Net Debt, as finally determined pursuant to this Section 2.6, is less than the Net Debt, then the Purchaser will pay to the Sellers the amount of such difference in cash plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date through and including the date of such payment at a rate of 4.00% per annum; provided, however, that if the sum of the Items for Post-Closing Additional Adjustment Calculation of Schedule III increase, an additional adjustment for such increase will be made in favor of the Purchaser, but no adjustment will be made in favor of the Sellers if the sum of the amounts decrease, and the payment of any such additional adjustment shall be made to the Purchaser in accordance with this Section 2.6.

(i)           Any payment to a party pursuant this Section 2.6 will be effected by wire transfer of immediately available funds from the payor to an account designated by the payee.  Such payments will be made within five Business Days following the final determination of the Adjustment Calculation pursuant to this Section 2.6 (with partial payment regarding any non-disputed amounts to be made upon determination of such amounts).

(j)           The purpose of this Section 2.6 is to determine the final Purchase Price to be paid by the Purchaser under this Agreement.  Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to Article 9 nor preclude the Purchaser from exercising any indemnification rights pursuant to Article 9.  Any payment made pursuant to this Section 2.6 will be treated by the parties for all purposes as an adjustment to the Closing Consideration and will not be subject to offset for any reason.  The payment pursuant to this Section 2.6 will be applied to the Base Purchase Price to be received by the Sellers in proportion to their respective holdings of Shares as set forth on Schedule I.  The Base Purchase Price as so adjusted is referred to in this Agreement as the “Purchase Price.”

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and individually represent and warrant to the Purchaser that as of the Effective Date and as of the Closing Date the statements set forth in this Article 3 are true, accurate, complete and correct, except as set forth on the disclosure schedule delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the Effective Date (the “Seller Disclosure Schedule”).  For purposes of this Article 3, the term “Acquired Company,” whether in the singular or plural, in the representations and warranties shall include any and all Joint Ventures; provided, however, such representations and warranties shall be construed to be qualified by the Sellers’ Knowledge (provided that, except with respect to Sections 3.1, 3.2, 3.3, 3.4 and 3.19, such Knowledge shall be limited to actual Knowledge, i.e., without any requirement of reasonable investigation) with respect to such Joint Ventures (if not already so qualified)).

The Purchaser acknowledges that prior to the signature of this Agreement, it has completed the Due Diligence, and as a result of such investigations and audits of the financial, accounting, legal, environmental, commercial and tax circumstances, it has had access to substantial information on the business and situation of the Acquired Companies.

Section 3.1          Organization and Good Standing.  Each Acquired Company is a corporation or other business entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and as planned to be conducted.  Each Acquired Company is duly qualified or licensed to do business and is in good standing (to the extent applicable) in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary.  Section 3.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of each Acquired Company’s jurisdiction of organization, and an accurate and complete list of the current directors and officers of each Acquired Company.   As of the Closing Date, the Company will have made available and will have delivered to the Purchaser accurate and complete copies of each Acquired Company’s Governing Documents, as currently in effect.

Section 3.2           Authority and Enforceability.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is (or will be) a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and its shareholders.  The Company has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Company will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(b)           Each Seller has all requisite power, authority and capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is (or will be) a party and to perform its respective obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Sellers.  Each Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which a Seller is a party will constitute, the valid and binding obligation of the Seller that is party thereto, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 3.3           No Conflict.  Except as expressly set forth in Section 3.3 of the Seller DisclosureSchedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company or any Seller, nor the consummation of the transactions contemplated hereby or thereby, will: (a) directly or indirectly (with or without notice, lapse of time or both) result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Shares or any of the properties or assets of any Acquired Company or any Seller under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the Governing Documents of any Acquired Company, or any resolution adopted by the board of directors or shareholders of any Acquired Company, (ii) any Contract to which any Acquired Company or any Seller is a party, by which any Acquired Company, any Seller or any of their respective properties or assets is bound or affected or pursuant to which any Acquired Company or any Seller is an obligor or a beneficiary or (iii) any Law, Judgment or Governmental Authorization applicable to any Acquired Company or any Seller or any of their respective businesses, properties or assets, except, in the case of clause (ii), for any such breaches or other occurrences that would not result in a material adverse consequence to the applicable Acquired Company; or (b) except as set forth in Section 3.3(b) of the Seller Disclosure Schedule, require any Acquired Company or any Seller to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

Section 3.4           Capitalization and Ownership.

(a)           The authorized capital stock of the Company consists solely of 85,208 shares of common stock, par value €275.11 all of which are issued and outstanding.  The Shares represent all of the issued and outstanding shares of the capital stock of the Company.  The Sellers are, and at all times until the Closing Date will be, the sole record holders and beneficial owners of all of the Shares, free and clear of all Encumbrances, in the respective amounts set forth in Schedule I except as expressly set forth in Section 3.4(a) of the Seller Disclosure Schedule.  Upon the consummation of the Closing, the Purchaser will be the legal and beneficial owner of the entire equity interest in the Company, free and clear of all Encumbrances.

(b)           Section 3.4(b) of the Seller Disclosure Schedule sets forth for each Acquired Company (other than the Company) (i) its name and jurisdiction of organization, (ii) its authorized capital stock and (iii) the number of issued and outstanding shares of capital stock, the record and beneficial owners thereof and the number of shares held in treasury.  All of the outstanding equity securities and other securities of each Acquired Company (other than the Company) are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances, except as expressly set forth in Section 3.4(b) of the Seller Disclosure Schedule, in the respective amounts set forth in Section 3.4(b) of the Seller Disclosure Schedule.

(c)           Except as set forth in this Section 3.4, (i) there are no equity securities of any class of any Acquired Company, or any security exchangeable into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which any Acquired Company is a party or by which any Acquired Company is bound obligating any Acquired Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of any Acquired Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Acquired Company to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Company.  There are no Contracts to which any Acquired Company or any Seller or any Affiliate of any Acquired Company or any Seller is a party or by which any of them is bound with respect to the voting of equity interests of any Acquired Company.  No creditor of any Acquired Company has any right to convert or exchange its credit for any equity securities or other securities of any Acquired Company.  No creditor of any Acquired Company has any rights to vote for the election of directors of any Acquired Company or to vote on any other matter.

(d)           Except as expressly set forth in Section 3.4(d) of the Seller Disclosure Schedule, all of the Shares and the issued and outstanding equity securities of each Acquired Company (other than the Company) are duly authorized, validly issued, fully paid, non assessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right or Contract and have been issued in compliance with all applicable Laws.

(e)           Except as expressly set forth in Section 3.4(e) of the Seller Disclosure Schedule, there are no obligations, contingent or otherwise, of any Acquired Company to repurchase, redeem or otherwise acquire any shares of capital stock of any Acquired Company.  No Acquired Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Acquired Company.

(f)           No Acquired Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. No Acquired Company owns, controls or has any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person, except for the Subsidiaries, Joint Ventures and other Persons set forth in Section 3.4(b) of the Seller Disclosure Schedule.

(g)           Except as set forth in Section 3.4(g) of the Seller Disclosure Schedule, none of the Acquired Companies is subject to any formal insolvency or similar business reorganization proceeding of a judicial or private nature arising in any event from a situation of technical insolvency according to applicable Law, nor is it in a situation of mandatory winding-up and dissolution or capital decrease and no circumstance exists which may give rise to any petition or resolution for a mandatory winding up and dissolution.

Section 3.5           Financial Statements.

(a)           Attached as Section 3.5 of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(i)           audited consolidated and consolidating balance sheets of the Acquired Companies as of the most recent prior three fiscal years (including the year-ended December 31, 2010 to the extent available) (and the related audited consolidated and consolidating statements of income, changes in shareholders’ equity and cash flows for each of the fiscal years then ended, together with the report thereon of PricewaterhouseCoopers, independent certified public accountants);

(ii)          unaudited consolidated balance sheet and profit and loss statement of the Company for the fiscal year ended December 31, 2010, and

(iii)         the Balance Sheet.

(b)           The Financial Statements (including the notes thereto) are correct and complete, are consistent with and derived from the books and records of the Acquired Companies and have been prepared in accordance with Spanish GAAP, consistently applied throughout the periods involved (except that the interim financial statements are subject to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be material and the absence of notes that, if presented, would not differ materially from the notes to the Balance Sheet).  The Financial Statements have not been rendered untrue, incomplete or unfair as representations of the Acquired Companies by events subsequent to the date of the Financial Statements, subject to any normal year-end adjustments.  The Financial Statements fairly present the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Acquired Companies as of the respective dates and for the periods indicated therein.  No financial statements of any Person other than the Acquired Companies are required by Spanish GAAP to be included in the financial statements of the Company.  For purposes of this Section 3.5, the representations and warranties regarding (i) the unaudited Financial Statements as of December 31, 2010 shall be made only as of the Effective Date (but also as of the Closing Date if audited Financial Statements as of December 31, 2010 are not provided to the Purchaser prior to Closing) and (ii) any audited Financial Statements as of December 31, 2010 shall be made only as of the Closing Date.

(c)           The Balance Sheet and the Post-Closing Balance Sheet correctly and fairly present the Net Debt and the other information set forth therein.

Section 3.6           Books and Records; Financial Matters.

(a)           Each of the Acquired Companies currently keeps, and has kept at all times, books of account, minute books, stock record books and other books and records of their business (including financial records), each of which is accurate and complete in all material respects, and has been maintained in accordance with sound business practices.  The minute books of each Acquired Company contain accurate and complete records of all meetings held of, and corporate action taken by, the respective Acquired Company’s shareholders and directors, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.  At the time of the Closing, all of such books and records will be in the possession of the respective Acquired Company.  At or promptly following Closing copies of the minute books of each Acquired Company shall be delivered to the Purchaser.

(b)           All dividends and distributions declared, made or paid by any Acquired Company at any time were, when declared, made or paid in accordance with the applicable Laws and the Governing Documents of such Acquired Company and such dividends would not cause or create any circumstances giving rise to any bankruptcy, liquidation, receivership, administration or similar Proceedings.

Section 3.7           Accounts Receivable; Bank Accounts.

(a)           All notes and accounts receivable of the Acquired Companies are reflected properly on the Balance Sheet and as of the Closing Date will only be reflected in the Ordinary Course by the Acquired Companies on the accounting records of the Acquired Companies, and represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course.  Such notes and accounts receivable will as of the Closing Date be current and, to the Sellers’ Knowledge, collectible, net of the respective reserve set forth in the corresponding line items on the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be (which reserves have been calculated consistent with the past custom and practice of the Acquired Companies).  There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course, relating to the amount or validity of such note or account receivable.

(b)           Section 3.7(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of the names and addresses of all banks and financial institutions in which any Acquired Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with, as will be provided within a reasonable period of time prior to the Closing Date, the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

Section 3.8           Inventories.  The inventory of the Acquired Companies consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, each of which is of a quality and quantity usable in the Ordinary Course and, with respect to finished goods, salable in the Ordinary Course.  None of such inventory is obsolete, except those covered by depreciation losses (the provision for obsolescence for which is sufficient and has been made in accordance with Spanish GAAP in a manner consistent with previous years), defective or damaged.  The values at which such inventories are carried reflect the inventory valuation policy of the Company, which is in accordance with Spanish GAAP.  No Acquired Company has any commitments to purchase inventory other than in the Ordinary Course.

Section 3.9           No Undisclosed Liabilities.  No Acquired Company has any liability except for (a) those accrued or expressly reserved for in line items on the Balance Sheet, and (b) those incurred in the Ordinary Course after the date of the Balance Sheet and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period.

Section 3.10         Absence of Certain Changes and Events.  Since the date of the Balance Sheet, each Acquired Company has conducted its business only in the Ordinary Course and there has not been any Material Adverse Effect on the Acquired Companies.  Without limiting the generality of the foregoing, since the date of the Balance Sheet, and except as expressly set forth in Section 3.10 of the Seller Disclosure Schedule or as expressly permitted pursuant to Section 5.2, there has not been with respect to any Acquired Company any:

(a)           amendment or authorization of any amendment to its Governing Documents;

(b)           change in its authorized or issued capital stock, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Encumbrance on any shares of its capital stock or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;

(c)           split, combination or reclassification of any of its capital stock;

(d)           declaration, setting aside or payment of any dividend, bonus (other than bonuses granted in the Ordinary Course) or other distribution (whether in cash, securities or other property), to any Person other than the Acquired Companies;

(e)           (i) issuance, incurrence, assumption, guarantee or amendment of any indebtedness except in the Ordinary Course and in an amount not exceeding €100,000, (ii)  loans, advances (other than routine advances to its employees in the Ordinary Course) or capital contributions to, or investment in, any other Person, other than in the Ordinary Course or (iii)  entry into any hedging Contract or other financial agreement or arrangement designed to protect any Acquired Company against fluctuations in commodities prices or exchange rates;

(f)           sale, lease, license, pledge or other disposition of, or any damage to, destruction of or Encumbrance on, any of its properties or assets of value greater than €100,000 (other than sales of inventory, or of shares of companies owning the solar and wind farms in the solar and wind development businesses, for fair consideration and in the Ordinary Course);

(g)           acquisition (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person or (ii) of any properties or assets that are material to any Acquired Company individually or in the aggregate, except purchases of inventory, or of shares of companies owning the solar and wind farms in the solar and wind development businesses, for fair consideration and in the Ordinary Course;

(h)           resolution adopted by the Sellers, any Acquired Company, or any directors, officers or managers of any Acquired Company (whether in general meeting or otherwise) other than in the Ordinary Course;

(i)           entry into, modification, acceleration, cancellation or termination of, or receipt of notice of cancellation or termination of, any Contract (or series of related Contracts) which involves a total remaining commitment by or to any Acquired Company of at least €1,000,000 or otherwise outside the Ordinary Course, except in accordance with this Agreement;

(j)           except as required by Law or in the Ordinary Course, adoption, entry into, termination or amendment of any collective bargaining agreement or employment, severance or similar Contract, or changes to any compensation or benefits of any director, officer, employee or consultant or other independent contractor;

(k)           cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value to any Acquired Company exceeding €100,000 or otherwise outside the Ordinary Course or settlement or compromise in connection with any material Proceeding involving any Acquired Company;

(l)           capital expenditure or other expenditure with respect to property, plant or equipment in excess of €100,000 in the aggregate for the Acquired Companies taken as a whole, excluding the investments set forth in Section 3.10(l) of the Seller Disclosure Schedule;

(m)           change in accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with Spanish GAAP on a consolidated basis;

(n)           material change in payment or processing practices or policies regarding intercompany transactions other than in the Ordinary Course;

(o)           acceleration or delay in the payment of accounts payable or other liabilities or in the collection of notes or accounts receivable, other than in the Ordinary Course; or

(p)           agreement or understanding by any Acquired Company, whether in writing or otherwise, to do any of the foregoing.

Section 3.11         Assets.  Each Acquired Company has good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of its material properties and assets, tangible or intangible, free and clear of any Encumbrances other than Permitted Encumbrances, except those listed in Section 3.11 of the Seller Disclosure Schedule.  Each Acquired Company owns or leases all tangible assets used in or necessary to conduct its business as conducted by the Acquired Companies.  Each such tangible asset is in good operating condition and repair, ordinary wear and tear excepted, is free from defects, is suitable for the purposes for which it is being used and currently planned to be used by the Acquired Companies and has been maintained in accordance with normal industry practice.  Except as set forth in Section 3.11 of the Seller Disclosure Schedule, no assets are being transferred to the Purchaser (i) that relate to business in or with any of the Certain Countries, or (ii) to the Sellers’ Knowledge, that have ever been physically located in any of the Certain Countries.  For purposes of this Section 3.11, “transfer” does not mean the physical acquisition of such assets by the Purchaser, but rather that no Acquired Company will possess, hold or have a right to or use or have any interest in any such assets as of Closing.

Section 3.12         Properties.

(a)           Section 3.12(a) of Seller Disclosure Schedule sets forth an accurate and in all material respects complete (i) list by street address, total area, Encumbrances (other than Permitted Encumbrances) and current owner of all land, buildings, structures, fixtures, improvements and other interests in real property owned or used (other than Leased Real Property) by any of the Acquired Companies (the “Owned Real Property”) and (ii) description of all land, buildings and structures and other interests in that is leased or otherwise occupied by the Acquired Companies (the “Leased Real Property”).

(b)           The Acquired Companies have good and marketable title to, or valid and subsisting leasehold interests in, all of their properties (including Owned Real Property and Leased Real Property, as applicable, and whether owned, used, leased or occupied and whether real or personal, tangible or intangible), free and clear of any Encumbrance, except for Encumbrances established in favor of another Acquired Company, those set forth in Section 3.12 of the Seller Disclosure Schedule or any easement, servitude, right of access, right of way, right of passage, limitation on designated use or assigned category or relating to common utilities or public infrastructure or necessary for normal maintenance, including those pertaining to electricity and communications cables, power transmission, gas or heating pipelines, sewerage, water supplies, cultural, scientific, aesthetic and historical heritage, sanitary, health and safety, environment protection, zoning, building and the disabled, none of which materially adversely affect (i) the ownership or use of the property by any Acquired Company or (ii) the conduct of the business of any Acquired Company, in each case, in the Ordinary Course.

(c)           The Owned Real Property and Leased Real Property constitute all real property necessary for the material conduct or material operation of the business of the Acquired Companies as currently conducted or operated by the Acquired Companies.

Section 3.13         Intellectual Property.

(a)           Each Acquired Company owns or otherwise possesses valid and legally enforceable rights to use the Intellectual Property owned, created, acquired, licensed or used by any Acquired Company prior to and through the Closing Date, except to the extent that moral rights are not assignable pursuant to applicable Law (the “Company Intellectual Property”).  The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary to conduct the business of the Acquired Companies as conducted by the Acquired Companies.  Section 3.13(a) of the Seller Disclosure Schedule sets forth an accurate and complete list (by name and owner) of all of the registered Company Intellectual Property, that is owned by any Acquired Company (all of such owned Company Intellectual Property, whether registered or unregistered, the “Owned Intellectual Property”).  The Acquired Companies are the sole owners of all right, title and interest in the Owned Intellectual Property, including ownership of pending and accrued causes of action for infringement and misappropriation and the sole and exclusive right to bring actions for infringement and misappropriation.

(b)           Section 3.13(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property that any third party has licensed or sublicensed to any Acquired Company or otherwise authorized any Acquired Company to use (the “Third Party Intellectual Property”), including a list of the related Contracts (provided the Sellers need not separately list licenses of internally used software generally available under retail shrinkwrap or clickwrap licenses).  No Acquired Company has granted any sublicense or similar right with respect to any such Third Party Intellectual Property.  Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, no third party that has licensed Third Party Intellectual Property to any Acquired Company has ownership rights or license rights to improvements or derivative works made by or for any Acquired Company based on such Third Party Intellectual Property.

(c)           The Owned Intellectual Property is free of all payment obligations and other Encumbrances and is not subject to any Judgments or limitations or restrictions on use or otherwise.

(d)           All patents and registered and unregistered trademarks, service marks and copyrights included in the Company Intellectual Property which are currently being used by the Acquired Companies are valid and subsisting under applicable Law for those respective categories of Intellectual Property.  No event has occurred or circumstance exists that could render any of the Company Intellectual Property invalid or unenforceable, except that this representation is made only to the Sellers’ Knowledge concerning any Owned Intellectual Property.  All material patent, trademark (with regard to trademarks currently in use), and service mark (with regard to service marks currently in use) with respect to the Owned Intellectual Property have been duly filed and maintained.

(e)           No Acquired Company has agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Losses resulting or arising from infringement or similar claims involving the Company Intellectual Property, except under those Contracts listed in Section 3.14(a)(v) of the Seller Disclosure Schedule.

(f)           To the Sellers’ Knowledge, no Person has used, disclosed, infringed or misappropriated any of the Company Intellectual Property, other than authorized uses and disclosures in accordance with Contracts under which (i) any Acquired Company has licensed or otherwise granted rights in any of the Owned Intellectual Property to any Person or (ii) any third party has licensed or sublicensed Intellectual Property to any Acquired Company or otherwise authorized any Acquired Company to use.  No Acquired Company has commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company Intellectual Property or breach of any Contract involving the Company Intellectual Property.

(g)           To the Sellers’ Knowledge, neither the conduct of the businesses of the Acquired Companies nor any Acquired Company’s creation, use, license or other transfer of the Company Intellectual Property infringe or misappropriate any other Person’s Intellectual Property rights or constitute unfair competition or trade practices under any Law.  No Acquired Company has received notice of any pending or threatened Proceeding or any allegation or claim in which any Person alleges that any Acquired Company, its business or the Company Intellectual Property has violated any Person’s Intellectual Property rights.  There are no pending disputes between any Acquired Company and any other Person relating to the Company Intellectual Property.

Section 3.14         Contracts.

(a)           Section 3.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) to which any Acquired Company is a party, by which any Acquired Company or any of their respective properties or assets is bound or affected or pursuant to which any Acquired Company is an obligor or a beneficiary, which:

(i)             is for the purchase, sale or lease of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than one year and material to the conduct of the applicable Acquired Company or that otherwise involves an amount or value in excess of €250,000;

(ii)            is for capital expenditures (other than as described in (i)) in excess of €100,000;

(iii)           is a mortgage, indenture, guarantee, loan or credit agreement, letter of credit, surety bond, security agreement or other Contract relating to indebtedness in excess of €100,000, other than accounts receivables and payables in the Ordinary Course;

(iv)           is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than €100,000 and a term of less than one year);

(v)           is a license or other Contract under which (A) any Acquired Company has licensed or otherwise granted rights in any material Company Intellectual Property to any Person or (B) any Person has licensed or sublicensed to any Acquired Company, or otherwise authorized any Acquired Company to use, any material Intellectual Property;

(vi)           is for the employment of, or receipt of any services from, any director or officer of any Acquired Company or any other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of €200,000;

(vii)          provides for severance, termination, change in control or similar pay or benefits to any current or former directors, officers, employees or consultants or other independent contractors of any Acquired Company;

(viii)         provides for a loan or advance of any amount to any director or officer of any Acquired Company, other than advances for travel and other appropriate business expenses in the Ordinary Course;

(ix)           licenses any Person to manufacture or reproduce any of the Acquired Companies’ material products, services or technology or any Contract to sell or distribute any of the Acquired Companies’ material products, services or technology;

(x)            is a material Joint Venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or Losses or pursuant to which any Acquired Company has any ownership interest in any other Person or business enterprise other than the Company’s Subsidiaries;

(xi)           contains any covenant limiting the right of any Acquired Company to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute any Acquired Company’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of any Acquired Company in any respect to make, sell or distribute any products or services;

(xii)           entered into with any union or trade or other labor organization and any collective bargaining agreement;

(xiii)          is a power of attorney granted by or on behalf of any Acquired Company;

(xiv)         is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course;

(xv)           is a settlement agreement with respect to any pending or threatened Proceeding entered into within five years prior to the Effective Date, and which is currently in effect, other than (A) any release immaterial in nature or amount entered into with former employees or independent contractors of any Acquired Company in the Ordinary Course in connection with routine cessation of such employee’s or independent contractor’s employment with or retention by any Acquired Company or (B) any settlement agreement for cash only (which has been paid) and which does not exceed €100,000 as to such settlement;

(xvi)           was entered into other than in the Ordinary Course and that involves an amount or value in excess of €250,000 or contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages; or

(xvii)        is otherwise material to the business, properties, assets or liabilities of any Acquired Company or under which the consequences of a default or termination could have a Material Adverse Effect on the Acquired Companies.

(b)           Section 3.14(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) that has not expired or been terminated (with no further liability to any party thereunder) to which any Acquired Company is a party, by which any Acquired Company or any of their respective properties or assets is bound or affected or pursuant to which any Acquired Company is an obligor or a beneficiary, which relate to business in or with any of the Certain Countries.  Section 3.14(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all revenue of the Acquired Companies generated or received from such Contracts or otherwise to the extent related to business in or with any of the Certain Countries for the past five years through the date of the Balance Sheet.

(c)           The Seller Representative has delivered in the course of the Due Diligence an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of all Contracts required to be listed in Section 3.14(a) of the Seller Disclosure Schedule.  With respect to each such Contract:

(i)             the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms;

(ii)            each Acquired Company and, to the Sellers’ Knowledge, the other parties to the Contract have performed in all material respects all of their respective obligations required to be performed under the Contract, except where such nonperformance is due to the other parties’ breach of its obligations under such Contracts; and

(iii)           neither any Acquired Company nor, to the Sellers’ Knowledge, any other party to the Contract is in material breach or default under the Contract (or other breach as a result of which any Acquired Company is not performing such Contract) and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a material breach or default by any Acquired Company or, to the Sellers’ Knowledge, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification or otherwise materially alter the terms of, or materially reduce any Acquired Company’s rights under, such Contract or result in the imposition of any Encumbrances on any of the Shares or any of the properties or assets of any Acquired Company under the Contract, nor has any Acquired Company given or received notice or other communication alleging the same.

(d)           To the Sellers’ Knowledge, no director, executive officer or material agent or employee of any Acquired Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Acquired Companies, (ii) his or her ability to assign to any Acquired Company rights to any invention, improvement, discovery or information relating to the businesses of the Acquired Companies or (iii) the ability of any Acquired Company to conduct its business as currently conducted or as currently proposed to be conducted.

(e)           No Acquired Company is, nor has any Acquired Company at any time within the past five years been, party to any Contract with (i) any Governmental Authority (except such Contracts provided in the Due Diligence), or (ii) any prime contractor to any Governmental Authority (except such Contracts provided in the Due Diligence).

Section 3.15         Tax Matters.

(a)           Each Acquired Company has timely filed all Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects.  Each Acquired Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return).  Such Tax Returns were prepared in a manner consistent with and utilizing the accounting methods utilized in the preparation of the prior Tax Returns of the Acquired Companies. No claim has been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.  No Acquired Company has requested an extension of time within which to file any Tax Return which has not since been filed within the applicable extension period.  The Acquired Companies will make available to the Purchaser accurate and complete copies of all Tax Returns of the Acquired Companies (and their predecessors) for the prior five Tax years for Brazil and four Tax years for all other countries.

(b)           No Acquired Company has or will have additional liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as liabilities in line items on the Balance Sheet and on the Closing Balance Sheet.  The amounts reflected as liabilities in line items on the Balance Sheet and on the Closing Balance Sheet for all Taxes are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, the period ended on and including the relevant dates of such balance sheets.

(c)           All Taxes that each Acquired Company is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, shareholder, or other Person, have been duly withheld or collected.  To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority.

(d)           To the Sellers’ Knowledge, no federal, state, local or foreign Tax audits or  Tax Proceedings are pending or being conducted, nor has any Acquired Company received any (i) notice from any Governmental Authority that any such Tax audit or Tax Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against any Acquired Company, with respect to any Taxes due from or with respect to any Acquired Company or any Tax Return filed by or with respect to any Acquired Company.  No Acquired Company has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency.  The Acquired Companies will make available to the Purchaser accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company since the last day of the Tax year five  years prior for Brazil and four Tax years prior for all other countries.

(e)           All Tax deficiencies that have been claimed, proposed or asserted in writing against any Acquired Company have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

(f)           Except as set forth in Section 3.15(f) of the Seller Disclosure Schedule, no position has been taken on any Tax Return with respect to the business or operations of any Acquired Company for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of any Acquired Company.  Each Acquired Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to an understatement of income.

(g)           No Acquired Company is a party to or bound by any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes with related parties (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority).

(h)           No Acquired Company is or has been a member of a Tax consolidation group within the meaning of Chapter VII of Section VII of the Spanish Corporate Income Tax Act (Royal Legislative Decree 4/2004) (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent, and no Acquired Company has any liability for Taxes of any other Person, as a transferee or successor, in accordance with the provisions of articles 42.1 c) and 43.1 f) of Act 58/2003 (Ley General Tributaria) and or any similar or equivalent regulations established in any other territory or jurisdiction that is applicable to the Acquired Companies.

(i)            No Acquired Company: (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a “look through entity” for Tax purposes (entidad en atribución de rentas española o extranjera de acuerdo con lo establecido en el artículo 87.1 de la Ley 35/2006, sin que a tales efectos computen como tales las Agrupaciones de Interés Económicos y Uniones Temporales); or (ii) is a shareholder of a “controlled foreign corporation” as defined in Chapter XI of Section VII (Transparencia Fiscal Internacional) of the Spanish Corporate Income Tax Act (or any similar provision of state, local or foreign Law), except as set forth in Section 3.15(i) of the Seller Disclosure Schedule.

(j)           There are no Encumbrances upon any properties or assets of any Acquired Company arising from any failure or alleged failure to pay any Tax (other than statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet in accordance with Spanish GAAP or, since the date of the Balance Sheet and through the Closing Date, adequate reserves have been recorded in the Ordinary Course by the Acquired Companies).

(k)           Each Acquired Company has complied in all material respects with all transfer pricing requirements imposed by any Governmental Authority, including, but not limited to, the use of an arm’s length or similar amount for related Person charges, and including mandatory Spanish transfer pricing documentation, as required by Section 3 of Chapter V of Title I of Royal Decree 1777/2004.  No such authority has proposed a transfer pricing adjustment or failure to comply with any transfer pricing requirements with the Sellers and/or an Acquired Company.  To the Sellers’ Knowledge, no transfer pricing adjustment could reasonably be expected to be proposed, asserted or raised by any authority either before or after the Closing Date with respect to pre-Closing activities, actions or omissions.

(l)            No Acquired Company has granted a power of attorney that remains outstanding with regard to any Tax matter.

Section 3.16         Employee Benefit Matters.

(a)           Section 3.16(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Company Plans.  No Acquired Company has any Pension Arrangement.

(b)           The Seller Representative has made available to the Purchaser an accurate and complete copy of (i) each writing that sets forth the terms of each Company Plan, (ii) all personnel, payroll and employment manuals and policies of each Acquired Company, (iii) a written description of any Company Plan that is not otherwise in writing, (iv) all insurance policies purchased by or to provide benefits under any Company Plan, (v) all reports submitted since January 1, 2008 by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Company Plan and financial statements disclosing liability for all obligations owed under any Company Plan, and (vi) all required filings with any Governmental Authority in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto, financial statements and the opinions of independent accountants.

(c)           Except as required by applicable Law, no Acquired Company provides health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is any Acquired Company obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(d)           Each Company Plan is and at all times has been maintained, funded (to the extent required by Law), financed, operated and administered, and each Acquired Company has performed all of its obligations under each Company Plan, in each case in accordance with the terms of such Company Plan and any applicable agreement with any labor union, works council or other labor organization and in compliance with all applicable Laws.  All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the Closing Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, will be fully reflected in line items on the Post-Closing Balance Sheet.  All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Company Plan have been duly and timely filed or furnished.

(e)           Neither any Acquired Company nor any Seller has any liability to any Governmental Authority with respect to any Company Plan of any Acquired Company.  There is no unfunded liability under any Company Plan based upon reasonable actuarial standards applicable to the Company Plan.  Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Sellers’ Knowledge, is threatened, which could reasonably be expected to result in any liability, direct or indirect (by indemnification or otherwise) of any Acquired Company to any Government Authority or any other Person, and no event has occurred or circumstance exists that could reasonably be expected to give rise to any such liability.  No Proceeding has been concluded that resulted in any liability of any Acquired Company that has not been fully discharged.  No Contract with Governmental Authority is being or has been negotiated with respect to any Company Plan.

(f)           Except as required by applicable Law, each Acquired Company has the right to modify, amend and terminate benefits or any Company Plan with respect to both retired and active employees without liability to any Acquired Company or any Affiliate.  No individual classified as a non-employee for purposes of receiving employee benefits (such as an independent contractor, leased employee, consultant or special consultant), regardless of treatment for other purposes, is eligible to participate in or receive benefits under any Company Plan.  Each Company Plan sponsored by each Acquired Company permits assumption thereof by the Purchaser or its Subsidiaries upon the Closing without the consent of the participants or any other Person.

(g)           The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan or constitute a “deemed severance” or “deemed termination” under any Company Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of any Acquired Company (or any other payment due to any change in control or severance event) and will not result in any breach or violation of, or a default under, any Company Plan.  No Acquired Company has made or become obligated to make, and no Acquired Company will as a result of the consummation of the transactions contemplated by this Agreement become obligated to  “gross up” or otherwise compensate any individual because of the imposition of any excise or additional Tax on such a payment to the individual.

(h)           Neither any Acquired Company nor any Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, for the benefit of any current or former U.S. director, officer, employee or consultant of any Acquired Company or any Affiliate, a multiemployer plan as defined under applicable U.S. Law.

Section 3.17         Employment and Labor Matters.

(a)           Section 3.17(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for any Acquired Company, including each individual’s gross annual remuneration, seniority, professional rank, job position, accrued but unused sick and vacation leave or paid time off, social security contribution and type of employment contract, and all collective bargaining, works council, employee representative or other Contract with any labor union, works council, or representative of any employee group.  To the Sellers’ Knowledge, except as set forth on Section 3.17(a) of the Seller Disclosure Schedule, there are no third party service providers that could reasonably allege that they should be considered employees of any Acquired Company.  To the Sellers’ Knowledge, no director, officer, key employee or group of employees of any Acquired Company intends to terminate his, her or their employment with any Acquired Company.  The Acquired Companies comply in full in all material respects with current applicable Law concerning employment and Social Security.  In particular, the Acquired Companies have hired their employees in observance of all current applicable Law in all material respects, have paid their remuneration and are in good standing in respect of their obligations to the employees, and have complied in due time and form with all their Tax obligations and obligations regarding Social Security contributions relating to the employees in all material respects.  To the Sellers’ Knowledge, and except as set forth in Section 3.17(a) of the Seller Disclosure Schedule, there has been no union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any employees of any Acquired Company except as required by applicable Law.  There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(b)           Since January 1, 2008, and except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, no Acquired Company has experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute (other than those organized at a sectoral or territorial level), nor to the Sellers’ Knowledge is any such action threatened.  To the Sellers’ Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any such action, nor does any Acquired Company contemplate a lockout of any employees.

(c)           Except as listed in Section 3.17(c) of the Seller Disclosure Schedule, each Acquired Company has complied in full in all material respects with all applicable Laws and its own policies relating to labor and employment, including but not limited to employee health and safety, wages, working hours, collective bargaining, discrimination, employee classification, employee termination (actual or constructive), and social security and other Taxes.  There is no Proceeding pending or, to the Sellers’ Knowledge, threatened against or affecting any Acquired Company relating to the alleged violation by any Acquired Company (or its directors or officers) of any Law pertaining to labor relations or employment matters.  For the avoidance of doubt, no Acquired Company has received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to any Acquired Company and no such investigation is in progress.

(d)           With respect to all employees who have been terminated or laid off, or whose hours of work have been reduced by more than 50% by any Acquired Company, since January 1, 2009, such actions were taken in accordance with applicable Law and there are no pending or threatened claims with respect thereto.

(e)           To the Sellers’ Knowledge, no Acquired Company employs any person whose nationality is from a U.S. sanctioned country (Iran, Syria, Cuba, North Korea or Sudan).

(f)           All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, pension plan premiums or any other governmental fees or charges relating to the employees of any Acquired Company, accrued wages, salaries and commissions and employee benefit plan payments with respect to employees of any Acquired Company have been accurately reflected in the Company’s books and records, as made available to Purchaser.

Section 3.18         Environmental, Health and Safety Matters.

(a)           Each Acquired Company is in compliance in all material respects with all applicable Environmental Laws and Occupational Safety and Health Laws.  Without limiting the generality of the foregoing, each Acquired Company and its respective Affiliates have obtained and complied in all material respects with all Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of their facilities and the operation of their businesses.

(b)           No Acquired Company has received any notice, report or other written communication or information regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law or Occupational Safety and Health Law or (ii) any liability or potential liability, including any investigatory, remedial or corrective obligation, relating to any Acquired Company or any Owned Real Property or Leased Real Property or other property or facility currently owned, leased, operated, controlled, or otherwise used by any Acquired Company arising under any Environmental Law or Occupational Safety and Health Law.

(c)           Except as set forth in Section 3.18(c) of the Seller Disclosure Schedule, no contamination, surface impoundment, disposal area, underground storage tank, groundwater monitoring well or drinking water well, and no Hazardous Material (except such Hazardous Material as is currently used in the Ordinary Course and in compliance with applicable Law), is present or, to the Sellers’ Knowledge, has ever been present at any Owned Real Property or Leased Real Property or other property or facility currently or previously owned, leased, operated, controlled or otherwise used by any Acquired Company.  No Acquired Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any substance, including any Hazardous Material, or owned, operated or otherwise used any property or facility, in a manner that has given rise to or could reasonably be expected to give rise to, any liability, pursuant to any Environmental Law or Occupational Safety and Health Law.

(d)           No Acquired Company has, either expressly or, to the Sellers’ Knowledge, by operation of Law, assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.  To the Sellers’ Knowledge, no event has occurred, or circumstance or pre-existing condition exists, relating to the operations of, or the properties or facilities (including any Owned Real Property and Leased Real Property) currently owned, leased, operated, controlled or otherwise used by any Acquired Company that could reasonably be expected to (i) prevent, hinder or limit continued compliance in all material respects with any Environmental Law or Occupational Safety and Health Law, (ii) give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law or Occupational Safety and Health Law or (iii) give rise to any other liability pursuant to any Environmental Law or Occupational Safety and Health Law, including any liability relating to onsite or offsite releases of, or exposure to, Hazardous Materials, personal injury, property damage or natural resources damage.

(e)           Section 3.18(e) of the Seller Disclosure Schedule sets forth an accurate and complete list of, and the Seller Representative has delivered to the Purchaser accurate and complete copies of, all environmental reports, investigations and audits possessed or initiated by any Acquired Company or Seller that were obtained from, or conducted by or on behalf of any Acquired Company or Seller, any Governmental Authority or any other third party during the past five years and relating to properties and facilities (including any Owned Real Property and Leased Real Property) currently or previously owned, leased, operated, controlled or otherwise used by any Acquired Company.

Section 3.19         Compliance with Laws, Judgments and Governmental Authorizations.

(a)           Each of the Acquired Companies is and has at all times in the last five years been in compliance in all material respects with any applicable Law, Judgments and Governmental Authorizations (including Governmental Authorizations from Other Governmental Persons) applicable to the Acquired Companies or to the conduct of the business of the Acquired Companies or the ownership or use of any of the Acquired Companies’ properties or assets of the Acquired Companies.  No Acquired Company has received at any time in the last five years any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential material violation of, or failure to comply in any material respect with, any applicable Law or Judgment or Governmental Authorization (including Governmental Authorizations from Other Governmental Persons), any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization (including Governmental Authorizations from Other Governmental Persons), or any actual, alleged or potential material obligation on the part of such Acquired Company or with respect to the business of such Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in excess of €100,000 or its equivalent in any other currency.

(b)           Section 3.19(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all material Governmental Authorizations (including Governmental Authorizations from Other Governmental Persons) currently held by each Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company, all of which are valid and in full force and effect.  The Governmental Authorizations (including Governmental Authorizations from Other Governmental Persons) set forth in Section 3.19(b) of the Seller Disclosure Schedule collectively constitute all of the material Governmental Authorizations (including Governmental Authorizations from Other Governmental Persons) necessary to permit the conduct of the business of the Acquired Companies lawfully in the manner in which such business is currently conducted and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

(c)           No director, officer or employee of any Acquired Company is currently subject to any Judgment that prohibits such director, officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

(d)           None of the Acquired Companies nor any of their respective officers, directors, employees, participants, shareholders or agents has directly or indirectly through a third-party intermediary (i) paid, offered, given, promised to pay or authorized the payment of any funds or other things of value (including any fee, gift, sample, travel expense, entertainment, service, equipment, loan, debt (including guarantees) forgiveness, donation, grant or other payment or support in cash or in kind, however characterized) to any (A) officer or employee of any Governmental Authority or Other Governmental Person, (B) any Person acting for or on behalf of any Governmental Authority or Other Governmental Person, (C) any candidate for political office, or (D) any agent or other Person engaging in any of the above-described activities at the suggestion, request, direction or for the benefit of any of the above-described Persons, or (E) any person, agent, group, entity or organization linked to freedom or terrorist activities, or  (ii) made any bribe, unlawful or illegal rebate, payoff, influence payment, kickback or other unlawful payment or made any other payment of a similar or comparable nature, to any Person, regardless of the form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained.

(e)           None of the Acquired Companies nor any director, officer, employee, auditor or accountant of the Acquired Companies, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Acquired Companies have engaged in improper accounting or auditing practices.

(f)           None of the Acquired Companies (or any Person acting on behalf of any of the foregoing, including with respect to the business of the Acquired Companies) has, directly or indirectly through a third-party intermediary, entered into Contracts or other commitments that remain in effect, in part or in whole, as of the Effective Date and that contain provisions reflecting participation in or cooperation with the Arab League boycott of Israel.

(g)           Except as set forth in Section 3.19(g) of the Seller Disclosure Schedule, none of the Acquired Companies: (i) is (nor are the Sellers or any of their respective Affiliates, in a way that could have any adverse effect on the business of the Acquired Companies) engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Cuba, Iran, Sudan, Syria, North Korea or Burma (the “Certain Countries”); (ii) is a party to, or has any interest in, any franchise, license or management agreement with any Person, either public or private, in the Certain Countries; (iii) is a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Certain Countries; (iv) has any ownership or leasehold interest, whether direct or indirect, in any real or personal property located in the Certain Countries; or (v) has any outstanding accounts receivable or payable related to any prior business activity in or related to the Certain Countries.

(h)           During the last five years, all exports, re-exports, sales or transfers of products or services of the Acquired Companies or relating to the business of the Acquired Companies have been effected in accordance with applicable Laws.

(i)           To the Sellers’ Knowledge, none of the Acquired Companies are currently under actual or threatened investigation, or being audited, by any Governmental Authority or Other Governmental Person.  The Sellers have disclosed to Purchaser all information, including voluntary disclosures, internal and external memoranda and reports, on any investigation, audit or review conducted of or by the Acquired Companies related to compliance with applicable Law and regulations relating to anti-corruption, export controls and sanctions, customs or anti-boycott.  None of the Acquired Companies has received at any time during the last five years any written notice or other communication from any Governmental Authority or Other Governmental Persons regarding any actual, alleged or potential material violation of, or material failure to comply with, any applicable Law or Judgment or Governmental Authorization (including from Other Governmental Persons), or any actual, alleged or potential material obligation on the part of such company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in excess of €100,000 or its equivalent in any other currency.

(j)           To the Sellers’ Knowledge, the Sellers have in good faith provided Purchaser with complete and accurate information about the Acquired Companies’ import and export activities, as well as any anti-corruption and anti-boycott compliance efforts. The Acquired Companies have no policies, procedures, compliance programs or systems with respect to such matters.

Section 3.20        Legal Proceedings.  Section 3.20 of the Seller Disclosure Schedule sets forth an accurate and complete list of all pending material Proceedings (a) by or against any Acquired Company or that otherwise relate to or could reasonably be expected to affect any Acquired Company’s business, properties or assets, (b) to the Sellers’ Knowledge, by or against any of the directors or officers of any Acquired Company in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Sellers’ Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  The Company will make available to the Purchaser accurate and complete copies of all material pleadings, correspondence, audit response letters and other documents relating to such Proceedings.  Such Proceedings will not, in the aggregate, have an adverse effect of any material nature on any Acquired Company.

Section 3.21         Customers and Suppliers.

(a)           Section 3.21(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) the names of all customers that ordered goods and services from any Acquired Company with an aggregate value for each such customer of €2,000,000 or more during the 12-month periods ended December 31, 2010 and December 31, 2009, and (ii) the amount for which each such customer was invoiced during such period.  No Acquired Company has received any notice or has any reason to believe that any customer listed in Section 3.21(a) of the Seller Disclosure Schedule (A) has ceased, or will cease, to use the products, goods or services of any Acquired Company, except those contracts which have been terminated pursuant to Purchaser’s requests (such as the Energoimport contract), (B) has substantially reduced, or will substantially reduce, the use of products, goods or services of any Acquired Company or (C) has sought, or is seeking, to substantially reduce the price it will pay for products, goods or services of any Acquired Company.  To the Sellers’ Knowledge, no customer listed in Section 3.21(a) of the Seller Disclosure has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.  No customer of any Acquired Company has any right to any substantial credit or refund for products or goods sold or services rendered or to be rendered by any Acquired Company pursuant to any Contract with or practice of any Acquired Company other than pursuant to the Acquired Companies’ normal course return policy, a copy of which has been provided to the Purchaser in the course of the Due Diligence.

(b)           Section 3.21(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) the names of all suppliers from which any Acquired Company ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of €2,000,000 or more during the 12-month periods ended December 31, 2010 and December 31, 2009, and (ii) the amount for which each such supplier invoiced the Acquired Company during such period.  No Acquired Company has received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods and services to the Purchaser or any Acquired Company at any time after the Closing on terms and conditions similar to those used in its current sales to the Acquired Companies, subject to general and customary price increases.  To the Sellers’ Knowledge, no supplier described in Section 3.21(b) of the Seller Disclosure Schedule has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.22        Warranty.  Section 3.22 of the Seller Disclosure Schedule sets forth any base forms of guaranty, warranty, right of return, right of credit or other indemnity (to the extent used by the Acquired Companies) in connection with any products manufactured, sold, licensed, leased or delivered, or services rendered, by any Acquired Company.  No Acquired Company has any liability (and, to the Sellers’ Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for warranty claims set forth in the corresponding line item on the Balance Sheet or, since the date of the Balance Sheet and through the Closing Date, accrued or reserved in the Ordinary Course by the Acquired Companies as adjusted for the passage of time through the Closing Date in the Ordinary Course.

Section 3.23        Product Liability.  No Acquired Company has any liability (and to the Sellers’ Knowledge no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased, refurbished, serviced or delivered by any Acquired Company.

Section 3.24        Insurance.  The Acquired Companies maintain, and at all times during the past five years have maintained, in full force and effect, certificates of insurance, binders and policies (accurate and complete copies of which have been made available to the Purchaser as of the Closing Date) of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate in accordance with industry practice against insurable Losses, damages, claims and risks to or in connection with or relating to their respective businesses, properties, assets and operations.  All premiums due and payable under such certificates of insurance, binders and policies have been paid and each Acquired Company is otherwise in compliance in all material respects with the terms thereof.  The Sellers have no Knowledge of any threatened termination of, or material premium increase with respect to, any such certificate of insurance, binder or policy.  Section 3.24 of the Seller Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by any Acquired Company pursuant to any such certificate of insurance, binder or policy since January 1, 2008, and describes the nature and status of the claims.  No Acquired Company has failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Section 3.24 of the Seller Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer.  The Acquired Companies maintain, and at all times during the past five years have maintained, in full force and effect, certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to insure the Acquired Companies against insurable Losses, damages, claims and risks to or in connection with or relating to their respective businesses, properties, assets and operations.  No Acquired Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

Section 3.25         Related Party Transactions.

(a)           With regard to any of the Contracts described in Section 3.14(a) of the Seller Disclosure Schedule by which any Acquired Company, on the one hand, and any other Acquired Company or any Affiliate of any Acquired Company, on the other hand, is or has been a party or otherwise bound or affected, each such Contract was on terms and conditions as favorable to the Acquired Companies as would have been obtainable by them at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

(b)           No Seller, director, officer or employee of any Acquired Company, or Affiliate of any such Seller, director, officer or employee, (i) owns or in the last two years has owned, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to any Acquired Company’s business, or (B) any Person that has had business dealings or a financial interest in any transaction with any Acquired Company or (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any Acquired Company.

Section 3.26        Brokers or Finders.  Neither any Seller or any Acquired Company, nor any Person acting on behalf of any Seller or Acquired Company has incurred any liability to pay any fees or  commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement other than to Merrill Lynch Capital Markets España, S.A., S.V.

Section 3.27        Disclosure.  No representation or warranty of the Sellers in this Agreement, no statement made by any Seller in the Seller Disclosure Schedule, the Public Deed, or any certificate, instrument or other document delivered by or on behalf of any Seller pursuant to this Agreement or the Public Deed, and no document or other item (when taken in consideration with any related documents or items) produced in response to Purchaser’s Due Diligence requests contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.  The Sellers have no Knowledge of any fact or circumstance that has specific application to any Seller or any Acquired Company or its business (other than general economic or industry conditions that do not affect any Acquired Company or its business uniquely) and that could have a Material Adverse Effect on the Acquired Companies that has not been set forth in this Agreement or the Seller Disclosure Schedule.

Section 3.28         Investment in Consideration Shares.

(a)           Each of the Sellers is an “Accredited Investor” as defined in Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or is otherwise financially sophisticated and has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of the prospective investment in D-R Shares.  No Seller is a “U.S. Person” as defined in Rule 902 under the Securities Act.

(b)           In evaluating the suitability of an investment in the Consideration Shares, neither the Sellers nor any of their Affiliates have been furnished with, or have relied upon, any representations, warranties or other information (whether oral or written) other than as expressly set forth in this Agreement, delivered pursuant to the Non-Disclosure Agreement and the publicly available information filed by the Purchaser with the SEC.  Neither the Purchaser nor any of its Affiliates has furnished to the Sellers or any of their Affiliates, and neither the Sellers nor any of their Affiliates have relied upon, any advice or other consultation from the Purchaser or any of its Affiliates directly regarding the suitability of an investment in the Purchaser, including with regard to any Tax treatment of the transactions contemplated in this Agreement or any Ancillary Agreement.

(c)           Each of the Sellers has discussed with its professional legal, Tax and financial advisors, to the extent it deemed appropriate, the suitability of the investment in Dresser-Rand Group for its particular Tax and financial situation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that as of the Effective Date and as of the Closing Date the statements set forth in this Article 4 are true, accurate, complete and correct, except as set forth on the disclosure schedule delivered by the Purchaser to the Sellers concurrently with the execution and delivery of this Agreement and dated as of the Effective Date (the “Purchaser Disclosure Schedule”):

Section 4.1          Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and as planned to be conducted.  The Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except for any failure to do so that would not reasonably be likely to result in a Material Adverse Effect on Dresser-Rand Group.

Section 4.2          Authority and Enforceability.  The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or will be) a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser.  The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes and, upon execution and delivery each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, as applicable, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 4.3          No Conflict.  Neither the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is (or will be) a party, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the Consideration Shares under (i) the Governing Documents of the Purchaser or any resolution adopted by the shareholders or board of directors of the Purchaser, (ii) any Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets is subject or (iii) any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its properties or assets, except, in the case of clauses (ii) and (iii), for any such breaches or other occurrences that would not reasonably be likely to result in a Material Adverse Effect on Dresser-Rand Group; or (b) require the Purchaser to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

Section 4.4          Legal Proceedings.  There is no Proceeding pending or, to the Purchaser’s Knowledge, threatened, against the Purchaser (i) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, or (ii) that could have a Material Adverse Effect on Dresser-Rand Group.

Section 4.5          Capitalization and Ownership.  As of March 1, 2011, the share capital of Dresser-Rand Group consists solely of 82,666,585 D-R Shares, of which 80,557,694 shares are issued and outstanding and 2,108,891 shares are held in treasury, which amounts shall not materially change before the Closing Date.  All of the outstanding D-R Shares have been duly authorized and validly issued and are fully paid and non-assessable (which term, when used herein, means that no further sums are required to be paid by the holders thereof in their capacity as such).  Upon receipt of the Shares pursuant to this Agreement and the issuance of the Consideration Shares in accordance with Section 2.2, the Consideration Shares will be duly authorized, validly issued, fully paid, freely transferable (subject to compliance with U.S. securities Laws) and non-assessable (which term, when used herein, means that no further sums are required to be paid by the holders thereof in their capacity as such), free and clear of all Encumbrances and, when issued to the Sellers, will be registered or exempt from registration under the Securities Act and the Exchange Act and authorized for listing on the New York Stock Exchange.  On the Closing Date, the Sellers will become the legal and beneficial owner of the Consideration Shares, free and clear of any Encumbrances (other than as noted above).  The D-R Shares are a class of securities registered under Section 12(b) of the Exchange Act (file number 001-32586), are listed for trading on the New York Stock Exchange and no notice of deregistration or delisting has been received by the Purchaser and no Proceedings are pending for that purpose.

Section 4.6          Compliance with Laws, Judgments and Governmental Authorizations.  Dresser-Rand Group is and has at all times in the last three years been in compliance in all material respects with any applicable Law, Judgments and Governmental Authorizations applicable to Dresser-Rand Group, or to the conduct of its businesses or the ownership or use of any of its properties or assets, except as would not reasonably be likely to result in a Material Adverse Effect on Dresser-Rand Group.  Dresser-Rand Group has not received at any time in the last five years any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential material violation of, or failure to comply in any material respect with, any applicable Law or Judgment or Governmental Authorization, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization, or any actual, alleged or potential material obligation on the part of such Acquired Company or with respect to the business of such Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature that would reasonably be likely to result in a Material Adverse Effect on Dresser-Rand Group.

Section 4.7           SEC Documents.  Dresser-Rand Group has filed all registration statements, prospectuses, forms, reports, schedules, statements and other documents required to be filed by it with the SEC since January 1, 2011 (the “SEC Reports”).  The SEC Reports (after giving effect to all amendments thereto) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and all applicable rules and regulations thereunder.  The SEC Reports, at the time filed or, in the case of registration statements, at each date of effectiveness, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.8          Absence of Certain Changes or Events.  Except as and to the extent disclosed in the SEC Reports filed on or prior to the time of execution and delivery of this Agreement, there has not been any event, occurrence, development or state of circumstance or fact that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Dresser-Rand Group.

Section 4.9          Brokers or Finders.  Neither the Purchaser nor any Person acting on its behalf has incurred any liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement other than to UBS Securities LLC.

Section 4.10        No Knowledge of Breach.  As of the Effective Date and except as set forth in the Seller Disclosure Schedule, Dresser-Rand Group has no actual knowledge of any facts or circumstances constituting or giving rise to a material breach by the Company or any Seller of any of their representations, warranties or covenants under this Agreement or that would cause the Seller Disclosure Schedule to be incorrect or incomplete in any material respect (taking into consideration, in each case, any materiality qualifiers contained therein).

ARTICLE 5
COVENANTS

Section 5.1          Access and Investigation.  Until the Closing, for purposes of integration of the Company into the Dresser-Rand group, and upon reasonable advance notice from the Purchaser, the Company and the Sellers will allow, and will cause each Acquired Company to allow, the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives reasonable access during normal business hours (and such other times as agreed to by the parties) to documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, financial information, Contracts, Governmental Authorizations, reports and records relating to any Acquired Company including the business plan.  In addition, until the Closing, the Company and the Sellers will cause the Acquired Companies’ accountants to cooperate with the Purchaser and its representatives in making available the financial information of the Acquired Companies as reasonably requested, for such purposes.

Section 5.2           Operation of the Businesses of the Acquired Companies Until Closing.

(a)           Affirmative Covenants.  Until the Closing, except as expressly consented to by the Purchaser in writing, the Company will, and the Company and the Sellers will cause each Acquired Company to:

(i)           conduct its business only in the Ordinary Course and use its commercially reasonable efforts to preserve and protect its business organization, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with it;

(ii)           pay its accounts payable and other obligations when they become due and payable in the Ordinary Course, except as contested in good faith;

(iii)           perform obligations due under all Contracts to which it is a party, by which it or any of its properties or assets is bound or affected or pursuant to which it is an obligor or beneficiary, and comply with all Laws, Judgments and Governmental Authorizations applicable to it or its business, properties or assets;

(iv)           maintain the Leased Real Property, Real Property and all of its other properties and assets in a state of repair and condition that complies in all material respects with all applicable Laws and is consistent with the requirements and in the Ordinary Course;

(v)           continue in full force and effect the certificates of insurance, binders and policies of the Acquired Companies;

(vi)           maintain its books and records consistent with its past custom and practice; and

(vii)           confer with the Purchaser concerning operational matters of a material nature and otherwise report periodically to the Purchaser concerning the status of its business, operations and finances in a management reporting format consistent with past practice regarding the Company’s shareholders.

(b)           Negative Covenants.  Until the Closing, except as expressly permitted by this Agreement or as otherwise expressly consented to by the Purchaser in writing, the Company will not, and the Company and the Sellers will cause the Acquired Companies not to:

(i)            take any action, or fail to take any action within its control, as a result of which any of the changes or events in Section 3.10 would occur or would reasonably be expected to occur;

(ii)           act or omit to act in a manner that would impair or otherwise adversely affect its business, properties, assets or liabilities; or

(iii)           agree, whether in writing or otherwise, to do any of the foregoing.

(c)           Permitted Activities.  This Section 5.2 shall not operate so as to restrict or prevent:

(i)            any matter reasonably undertaken by the Acquired Companies in an emergency  situation or required by applicable Law with the good faith intention of minimizing any adverse effect of such situation (and the Sellers will in any event provide the Purchaser prior notice of such situation); provided, that, the Sellers shall be responsible for any Losses resulting from such actions to the extent such actions would otherwise be prohibited pursuant to this Section 5.2;

(ii)           the closing or performance of any obligations undertaken pursuant to any Contract entered into by the Acquired Companies in the Ordinary Course prior to the date of this Agreement and set forth in Section 3.14(a) of the Seller Disclosure Schedule;

(iii)           any action undertaken with the prior written consent of the Purchaser; or

(iv)           any action specifically provided for in this Agreement.

Section 5.3           Consents and Filings; Reasonable Efforts.

(a)           The Company and the Sellers will, and will cause each Acquired Company to, use its best commercial efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the Effective Date, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other Consents from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed in Section 3.3(b) of the Seller Disclosure Schedule.

(b)           Subject to the other terms and conditions herein provided and without limiting the foregoing:

(i)           the Sellers and the Purchaser shall (and shall cause their respective Subsidiaries to) (A) use their commercially reasonable efforts to cooperate with one another in (1) determining which filings are required (or considered by the parties to be advisable) under any antitrust or merger control Laws, and (2) to make their respective filings under applicable antitrust or merger control Laws promptly and in a timely manner after the Effective Date; provided that any such antitrust or other merger control filings shall be made within 30 days following the Effective Date unless legally required to be filed earlier and (B) promptly notify each other of any material communication concerning this Agreement and the transactions contemplated hereunder with respect thereto; and

(ii)           the Company and the Sellers will, and will cause each Acquired Company to, fully cooperate with the Purchaser to obtain all Governmental Authorizations under Section 6.1(a).  If (A) any such Governmental Authorizations require changes to the Business or any of its Contracts and such changes must be made on or before Closing, and (B) the Purchaser considers such requests satisfactory and requests that such changes be made, the Purchaser may request such changes be made. Thereafter, if the Purchaser provides the Sellers assurances that it will irrevocably proceed to Closing (waiving its right to invoke any of the causes listed in Section 7.1(a) through (g) for termination), the Acquired Companies shall make the changes or take such actions requested by the Purchaser and that are within the Acquired Companies’ or Sellers’ control, at the Purchaser’s sole cost and expense.  The Purchaser shall be responsible for seeking the Governmental Authorizations under Section 6.1(a) and shall use its reasonable commercial efforts to obtain such Governmental Authorizations and to take all reasonable steps necessary for that purpose (including making appropriate submissions, notifications and filings), but shall not be obligated to commence any legal proceedings to obtain such Governmental Authorization.  The Purchaser shall, on reasonable request by the Seller Representative, provide the Seller Representative with a summary of the progress of such matter and, in any event, shall inform the Seller Representative regarding the terms and conditions of any decisions made by any Governmental Authority regarding the Governmental Authorizations under Section 6.1(a).

(iii)           To the extent any Governmental Authorizations require any amendments to the Agreement, the parties shall conduct good faith negotiations to mutually agree to any such amendments.

(c)           With respect to any matter under Section 5.3(b), each of the Sellers and the Purchaser shall promptly furnish the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with preparation of filings, registrations or submissions of information to any Governmental Authority.

(d)           On or before the Closing Date, the Company will be in sole possession and control of all original minute books, corporate seals and stock or equity ownership records of the Acquired Companies.

Section 5.4          Notification.  Until the Closing, the Company and the Sellers will give prompt notice to the Purchaser and the Purchaser to the Sellers of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the parties contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the Effective Date until the Closing (including with respect to any information on the Seller Disclosure Schedule), (b) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by any party under this Agreement and (c) the failure of any condition precedent to the respective party’s  obligations under this Agreement.

Section 5.5          Exclusivity.  Until the Closing, the Company and the Sellers will not, and will cause the Acquired Companies and its and their respective Affiliates, directors, officers, shareholders, employees, agents, consultants and other advisors and representatives not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer; (b) enter into, continue or otherwise participate in any discussions or negotiations; (c) furnish to any Person any non-public information or grant any Person access to its properties, assets, books, Contracts, personnel or records; (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other Contract; or (e) propose, whether publicly or to any director or shareholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations;  in each case relating to any business combination transaction involving any Acquired Company or (except as permitted under this Agreement) any other transaction to acquire all or any part of the business, properties or assets of any Acquired Company or any amount of the capital stock of any Acquired Company (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, tender offer, lease, license or otherwise, other than with Dresser-Rand Group.  The Company and the Sellers will immediately cease and cause to be terminated any such negotiations, discussion or other communication, or Contracts (other than with Dresser-Rand Group) with respect to the foregoing and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above.  If any Acquired Company, any Seller or any of their respective Affiliates, directors, officers, shareholders, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal, request, inquiry or other contact, directly or indirectly, of the type referenced in this Section 5.5, the Company or such Seller, as applicable, will immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests

Section 5.6           Confidentiality.

(a)           From the date hereof until the Closing Date, the parties agree to continue to abide by the Non-Disclosure Agreement.  From and after the Closing, the confidentiality obligations of the Purchaser under the Non-Disclosure Agreement will terminate with respect to all Evaluation Material.  From the Closing Date through the fifth anniversary of the Closing Date, each Seller will, and will cause each of its Affiliates and its and their respective directors, officers, shareholders, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Evaluation Material or other confidential information of the Acquired Companies or Dresser-Rand Group and its Subsidiaries. Nothing in this Agreement shall constitute an admission by Dresser-Rand Group that any Evaluation Material or other confidential information in fact contains material, non-public information of Dresser-Rand Group.

(b)           Except as contemplated by Section 5.8, neither the Purchaser nor any Seller will, and the Purchaser and each Seller will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby.  The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, (iii) in compliance with an action or Judgment of a Governmental Authority or as required under applicable Law and (iv) as permitted in accordance with Section 5.6(c).  Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 5.6(b) and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(c)           If a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) give the other party immediate written notice of such requirement, and (ii) consult with and use commercially reasonable efforts to assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure.

(d)           Effective upon the Closing, the Sellers hereby assign to the Purchaser all of their rights under each confidentiality agreement (other than the Non-Disclosure Agreement) to which any of the Sellers is a party and which pertain to the business or operations of any Acquired Company.  Each Seller, upon the request of the Purchaser from time to time, will use its commercially reasonable efforts to assist the Purchaser in enforcing the provisions of any such confidentiality agreement.

Section 5.7          Noncompetition and Nonsolicitation.  The Sellers acknowledge that: (a) the Acquired Companies have devoted substantial time, effort and resources to developing the Acquired Companies’ trade secrets and other confidential and proprietary information as well as the Acquired Companies’ relationships with customers, suppliers, employees and others doing business with the Acquired Companies; (b) that such relationships, trade secrets and other information are vital to the successful conduct of the Acquired Companies’ businesses in the future; (c) that because of the Sellers’ access to the Acquired Companies’ confidential information and trade secrets, the Sellers would be in a unique position to divert business from the Acquired Companies and to commit irreparable damage to the Acquired Companies were the Sellers to be allowed to compete with the Acquired Companies or to commit any of the other acts prohibited below; that the enforcement of the restrictive covenants against the Sellers would not impose any undue burden upon any Seller; and (d) that the ability to enforce the restrictive covenants against the Sellers is a material inducement to the decision of the Purchaser to consummate the transactions contemplated by this Agreement.  Accordingly, during the period commencing on the Closing Date and ending on the third anniversary of such date (the “Restricted Period”):

(a)           no Seller will, directly or indirectly, engage in any business anywhere in the world that develops, manufactures, produces, markets, sells or distributes any products or provides any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Acquired Companies as of the Closing, or own an interest in, manage, operate, join, control or render financial or other assistance to, be employed by, or participate in or be connected with, as a partner, shareholder, consultant or otherwise, any Person that engages in the business of, or competes with the Purchaser or the Acquired Companies in, developing, manufacturing, producing, marketing, selling or distributing any products or providing any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Acquired Companies as of the Closing; provided, however, that, for the purposes of this Section 5.7, ownership of securities having no more than 5% of the outstanding voting power of any Person which are listed on any national securities exchange will not be deemed to be in violation of this Section 5.7 as long as the Person owning such securities has no other connection or relationship with such Person.  The Restricted Period will be extended by the length of any period during which the Seller is in breach of the terms of this Section 5.7(a);

(b)           no Seller will directly or indirectly, for itself or on behalf of or in conjunction with any other Person, (i) call upon any employee who is, at the time the individual is called upon, an employee of Dresser-Rand Group or any of its Subsidiaries (including any Acquired Company) for the purpose or with the intent of soliciting such employee away from or out of the employ of Dresser-Rand Group or any of its Subsidiaries (including any Acquired Company), or employ or offer employment to any individual who was or is employed by Dresser-Rand Group or any of its Subsidiaries (including any Acquired Company) unless such individual will have ceased to be employed by Dresser-Rand Group or any of its Subsidiaries (including any Acquired Company) for a period of at least six months prior thereto or (ii) cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others doing business with Dresser-Rand Group or any of its Subsidiaries (including any Acquired Company) Company to cease or reduce the extent of its business relationship with Dresser-Rand Group or any of its Subsidiaries (including any Acquired Company) Company or to deal with any competitor of Dresser-Rand Group or any of its Subsidiaries (including any Acquired Company); provided, however, that this Section 5.7(b) will not be deemed to prohibit the Seller from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of Dresser-Rand Group or any of its Subsidiaries (including any Acquired Company); and

(c)           no Seller will disparage Dresser-Rand Group, the Acquired Companies or any of their respective directors, officers, employees or agents.

For the avoidance of doubt, this provision shall not be interpreted as limiting the ability of the Sellers set forth on Section 5.7 of the Seller Disclosure Schedule to acquire ownership of a minority interest in any company that manufactures products or provides services similar to those developed by the Acquired Companies (to the extent they are passive investors and do not actively participate in the management of the company, it being understood that a minority (non-executive) membership in the Board will not qualify as such) or to the activities listed in Section 5.7 of the Seller Disclosure Schedule.

Section 5.8          Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Purchaser agrees with the Seller Representative.  Notwithstanding the foregoing, nothing herein shall restrict any party from making any such disclosure required by applicable Law or stock exchange rules, provided that such party shall notify each other party not fewer than three Business Days, if possible (but in any event as soon as possible), prior to any such disclosure.  The Purchaser and the Seller Representative will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated by this Agreement, and the Purchaser has the right to participate in any such communication.

Section 5.9           Governance and Integration.

(a)           As of the Closing Date, the board of directors of Dresser-Rand Group shall appoint Joseba Grajales as an Advisory Director of Dresser-Rand Group.

(b)           Following the Closing Date, Joseba Grajales shall be entitled to participate in Dresser-Rand Group’s Long Range Strategic Planning and Annual Operating Planning Process and Mr. Jon Azua or the incumbent Senior Business Leader of the Company (the “Business Leader”) will participate in Dresser-Rand Group’s Executive Leadership Team.

(c)           As soon as practicable following the Closing Date, Dresser-Rand Group and the Company shall procure that a dedicated team be constituted as a “synergy committee,” based in Spain, will work together to execute the synergy plan as their priority.  Such committee shall be composed of an equal number of representatives of Dresser-Rand Group employees and Company employees (with such number to be agreed between the Purchaser and the Seller Representative) and shall include and be co-chaired by Joseba Grajales and Vincent R. Volpe Jr.

(d)           The Business Leader shall report to Mr. Chris Rossi and the person who heads the sales and marketing departments of the Company would have a dual reporting relationship with Mr. Marco Rossi, for the day to day order capture function, and an ongoing relationship with the Business Leader, as part of the local leadership team of which he is presently a part.  The Business Leader and the existing management team will be responsible for executing the Company’s three year strategic plan.

Section 5.10        Small Engines Business.  Prior to the Closing, the parties shall agree the method and manner by which the small engines business shall be contributed at no cost to the Company or an Acquired Company (including the related Intellectual Property).  The small engines business relates to the engineering and production expertise to manufacture the diesel and gas engines that were previously manufactured under the brand name “Pertrak.”  These engines range from 25 to 135 kW and they can run both on diesel and gas. This business’ intent is to develop a “Low Power” engine family based on the product bought from “Pertrak,” together with manufacturing the engines as they currently are in the shorter term.

Section 5.11        Further Assurances.  Subject to the other express provisions of this Agreement, the parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish, or cause to be furnished, upon request to each other such further information, (b) to execute and deliver, or cause to be executed and delivered, to each other such other documents and (c) to do, or cause to be done, such other acts and things, all as the requesting party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.  In addition, the parties will cooperate reasonably with each other and with their respective representatives in connection with the Acquired Companies’ integration with and into the Dresser-Rand group, including, but not limited to, for purposes of Dresser-Rand Group’s financial reporting and other disclosure and governance obligations under applicable Law.  Notwithstanding the foregoing, this Section 5.11 shall not include any additional Due Diligence requests.

Section 5.12        Tax Conduct.  Except as expressly contemplated by this Agreement or as consented to in writing by Dresser-Rand Group, the Sellers shall not, and shall not permit any Acquired Company to, do any of the following (except as may be required by Law):

(a)           make or rescind any express or deemed election relating to Taxes with respect to an Acquired Company;

(b)           settle or compromise any Proceeding, audit or controversy relating to Taxes of an Acquired Company;

(c)           file a material amendment to any Tax Return related to an Acquired Company;

(d)           Consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment of an Acquired Company; or

(e)           change in any respect any Acquired Company’s method of reporting any item for Tax purposes.

Section 5.13        Adjustment of Consideration Shares.  If applicable between the Effective Date and the Closing Date, the number of Consideration Shares shall be adjusted as appropriate to reflect any dividend, stock split or reverse stock split, recapitalization, merger, reorganization, reclassification, spinoff or other change in the capital structure affecting the D-R Shares and not involving the receipt of consideration by Dresser-Rand Group effected after the Effective Date, with such adjustment to be made in the same manner as for other shareholders of Dresser-Rand Group resulting from such change in capital structure.  For the avoidance of doubt, the foregoing shall not apply to any stock repurchases.

Section 5.14         Financial Arrangements.

(a)           The parties will cooperate reasonably with each other and with their respective representatives in order to coordinate with reasonable advance notice in connection with (determined by the Purchaser) obtaining any Consents to, or cancelling, any of the third party financial agreements listed in Section 3.3(a) of the Seller Disclosure Schedule, including, but not limited to, removing or releasing any related applicable Encumbrances on the Shares or properties or assets of the Acquired Companies.  The Purchaser shall extend such funds as may be required in order to satisfy the financial requirements of the Acquired Companies as a result of any such foregoing actions on or before Closing.

(b)           The parties acknowledge Fespyme’s intention to exercise its put option to sell the shares held in Guascor Wind, S.L. (an Acquired Company) prior to the Closing pursuant to the agreement (“escritura de contrato de toma de participación en Guascor Wind, S.L. y pactos entre socios”) executed on June 30, 2008, as amended on June 29, 2010. In particular, on or prior to the Closing, the Company undertakes to acquire from Fespyme Fondo de Capital Riesgo (“Fespyme”), which undertakes to sell, all of the shares owned by Fespyme in Guascor Wind, S.L. (currently 125,824 shares) for an aggregate price to be paid in cash at the time of the transfer that equals an internal rate of return (IRR) of 13% for the Fespyme investment in Guascor Wind, S.L., provided that the Sellers will be responsible for paying any amounts above the corresponding Net Debt items reflected in Schedule III. This transaction, pursuant to the terms and conditions described above, is an agreed exception to any general statement contained under Section 3 and/or 5 that would otherwise prohibit such transaction and, therefore, in no event shall be construed as a breach of this Agreement in that regard.

Section 5.15        Exclusion of Guascor Foton AGF, S.L. and Guascor Foton, S.L. from the Transaction.

(a)           The Company owns Guascor Solar Corporation, S.A.U., which directly owns 100% of Guascor Foton AGF, S.L. (“Foton”) (together with Foton’s owned-subsidiary, Guascor Foton, S.L., collectively, the “Foton Companies”), and the parties have agreed to exclude these Subsidiaries from the transactions contemplated hereby.  The Foton Companies are parties to the arbitration Proceedings set forth on Section 5.15(a) of the Seller Disclosure Schedule.

(b)           Prior to Closing, the Company shall cause Guascor Solar Corporation, S.A.U. to sell to the Sellers all outstanding shares of Foton for €1. The Sellers will purchase and acquire the shares in Foton in proportion to their percentage of ownership interest in the Shares, unless they mutually agree to a different distribution (including any Seller not becoming a Foton shareholder). The Sellers represent and warrant that all assets, personnel, Contracts, Intellectual Property and other property necessary for the Foton Companies to conduct their business are owned or held solely and exclusively by such companies.  Except as set forth on Section 5.15(b) of the Seller Disclosure Schedule, there are no Contracts or accounts receivable or accounts payable or other financial arrangements (including intercompany arrangements or financial commitments) or obligations between the Foton Companies, on the one hand, and any Acquired Companies, on the other hand, currently in place.  Prior to Closing, the Company shall ensure that all arrangements described on Section 5.15(b) of the Seller Disclosure Schedule shall be terminated or closed-out in accordance with applicable Law and without creating any Tax,  liability or other Loss for the Company or any of the other Subsidiaries. The Sellers shall be responsible for all costs and expenses incurred in such sale and the termination of such arrangements.

(c)           As a result of the exclusion of these Subsidiaries from the transaction, an amount equal to €11,527,000 was excluded from the determination of Net Debt as the Sellers represent and warrant that €11,527,000 is the amount of Net Debt attributable to the Foton Companies as of October 31, 2010.

(d)          Prior to the Closing:

(i)           the Foton Companies will ensure that (A) their respective corporate names will be changed, therefore removing all mention of “GUASCOR,” (B) current directors will be removed and new directors will be appointed and (C) any trade mark or distinctive sign that makes reference or relates to “GUASCOR” will be transferred to the Company; and

(ii)           the Parties will agree on the interim information technology services that the Company will provide the Foton Companies for a period of 90 days following Closing, all at the sole cost and expense of the Foton Companies, on market terms mutually acceptable to the Foton Companies and the Purchaser.

(e)          The Sellers and the Foton Companies agree and undertake that once Foton is sold to the Sellers, the commercial activities of the Foton Companies shall be limited at all times to those which are strictly necessary to fully meet their contractual obligations under the Contracts set forth on Section 5.15(e) of the Seller Disclosure Schedule, which they assumed with regard to the already installed photovoltaic facilities (the “Permitted Activities”).  Further and not by way of limitation of the prior sentence, each of the Foton Companies agrees to be bound in writing to the provisions of Section 5.7 as if they were Sellers under this Agreement, other than as it relates to the Permitted Activities.

(f)           Beginning on January 1, 2014, and until the 10th anniversary of the Closing Date, the Purchaser or its designee shall have a right to purchase the entirety of the Foton Companies upon written notice to the Sellers.

(i)           The closing of the sale shall take place on a date designated by the Purchaser within 45 days from the date of the notice. The purchase price of the shares covered by the option shall in all cases be €1, to be paid upon the formalization of the transfer of the shares.  If during the period of the ownership of the Foton Companies by the Sellers, the Sellers make investments in the Foton Companies in furtherance of the Permitted Activities (either through debt or capital contributions to the equity of the Foton Companies) and (i) such amounts have been expended by the Foton Companies for legitimate business purposes and (ii) not been repaid to the Sellers as of the closing of the transfer back to the Company, then:

(A)           there shall be added to the €1 purchase price the amount of unrepaid capital contributions; provided, however, this Section 5.15(f)(i)(A) shall not be applicable if the Foton Companies have engaged in any activities other than Permitted Activities without Purchaser’s consent; and

(B)           the Purchaser, at its election, shall leave the debt in place at the Foton Companies or arrange for its repayment at the closing of the transfer back to the Company. The Sellers shall provide the Purchaser reasonably requested information regarding the debt and capital contributions, as well as provide the Purchaser regular updates regarding the status of the arbitration Proceeding and the business of the Foton Companies (including financial statements).

(ii)          The notary before whom the transfer should be executed shall be selected by the Company from among those practicing in the City of Bilbao or the city of Vitoria-Gasteiz.  All costs and Taxes deriving from the formalization of the transfer shall be the expense of the Sellers.  The deed for formalization of the transfer of equity shares shall include a clause on “Representations and Warranties of the Sellers” and one on “Indemnification” similar to those envisaged in Articles 3 and 9.

(g)          The Sellers shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from any claim (including Losses), regardless of the nature thereof, that may be brought against them deriving from the transfer of the Foton Companies to the Sellers (or their ownership by the Sellers) and the other transactions contemplated hereby, including without limitation any violation of Section 5.7 or the prior paragraph, as well as any transfer of the Foton Companies back to the Company under Section 5.15(f). Such indemnity shall be regulated in accordance with the provisions of Article 9, although the limitations on liability established in Section 9.6(c) shall not be applicable thereto.

(h)          If the arbitral proceeding to which mention was made in Section 5.15(a) results in a Contract or an award that entails the collection by the Foton Companies of indemnity or financial compensation (“Indemnity Deriving from Arbitration”), such amount shall be allocated to the Foton Companies and used solely for the operation and financial requirements of the Foton Companies. Such amounts corresponding to the Indemnity Deriving from Arbitration may in no case be distributed to the Sellers, totally or partially, whether in the form of a dividend, capital decrease, or any other means of the distribution of profits or contributions; nor may it be used to perform returns of loans, credits or contributions of any other type made by them to the Foton Companies or to pay interest on such loans, credits or contributions. If the Sellers or the Foton Companies collect, in any capacity, any quantity from the amount corresponding to the Indemnity Deriving from Arbitration, they unconditionally and irrevocably undertake to pay the Company an amount equal to the one collected by them within 10 days of their collection thereof.

(i)           For the avoidance of doubt, other than in conjunction with the call option, the Sellers shall not sell, transfer or encumber the shares of the Foton Companies prior to the expiration of the 10-year period following the Closing Date, to any third Person (other than the Sellers). This commitment will not limit the Sellers ability to take any action expressly required under applicable Law.

Section 5.16         Sale of Certain Entities.  Section 5.16 of the Seller Disclosure Schedule sets forth any legal formalities to be completed on or before the Closing Date with respect to the sales of shares of Subsidiaries of the Company with respect to the solar farms in the solar development to Centauro Capital, S.L.U. and, prior to the Closing, the Company shall deliver to the Purchaser reasonably satisfactory evidence of the execute of a public deed before a Spanish notary public regarding the completion of such sales and/or such other documentation as may be required under applicable Law regarding the completion of such sales.

Section 5.17         Rule 144.  For a period of at least 12 months following the Closing Date, Dresser-Rand Group will use its reasonable best efforts (a) to timely file all reports required to be filed by Dresser-Rand Group after the date hereof under the Exchange Act (including the reports pursuant to Section 13(a) or 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and the rules and regulations adopted by the SEC thereunder, and (b) if Dresser-Rand Group is not required to file reports pursuant to such sections, it will prepare and furnish to the Sellers and make publicly available in accordance with Rule 144(c) such information as is required for the Sellers to sell Consideration Shares under Rule 144, all to the extent required from time to time to enable the Sellers to sell Consideration Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 5.18         Management Release.  No individual or entity serving as a director or officer of any  Acquired Company who has (a) served in such position prior to Closing and (b) a direct or indirect ownership interest in any Seller or has been appointed on behalf of such Seller (each, a “Member of Management”) shall be liable for any Losses which arise out of such Person acting in his official capacity as such Member of Management on or prior to Closing (each, a “Covered Matter”); provided, however, that this limitation on liability for a Member of Management shall not apply to any matters arising out of  such Member of Management’s fraud or willful misconduct.  The parties agree that each Member of Management is an express third party beneficiary of this covenant only.  For the avoidance of doubt, nothing in this Section 5.18 is intended to limit any Purchaser Indemnified Parties' indemnification rights under this Agreement for breaches or defaults of representations, warranties, covenants or other agreements and no Seller (as opposed to any Member of Management) shall use this Section 5.18 as a defense against any claims under Article 9.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1           Conditions to the Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a)          Consents.  Satisfactory (i) OFAC Government Authorizations must have been obtained and must be in full force and effect, and (ii) clearance under applicable anti-trust or merger control Law of the transactions contemplated by this Agreement shall have been obtained in Cyprus and the Russian Federation by the issuance of a positive clearance decision from the competent antitrust authority or having been deemed to be obtained by the expiry of the relevant waiting period without the competent antitrust or merger-control authority having taken a negative decision; and

(b)          Transaction Documents.  The Sellers shall have delivered or caused to be delivered each document that Section 2.4(a) requires them to deliver.

Section 6.2           Conditions to the Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller Representative, in whole or in part):

(a)          Transaction Documents.  The Purchaser shall have delivered or caused to be delivered to the Sellers each document that Section 2.4(b) requires it to deliver.

ARTICLE 7
TERMINATION

Section 7.1           Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)          by mutual written consent of the Purchaser and the Sellers (as represented by the Seller Representative);

(b)          by the Purchaser (so long as the Purchaser is not then in material breach or default of its covenants or agreements contained in this Agreement) if there has been a material breach or default of any of the Sellers’ covenants under this Agreement which breach or default has not been cured or cannot be cured within 30 days after the notice of the breach from the Purchaser;

(c)          by the Purchaser (so long as the Purchaser is not then in material breach or default of its representations and warranties contained in this Agreement) if there has been a material breach or default of the Sellers’ representations and warranties under this Agreement which breach or default has not been cured or cannot be cured within 30 days after the notice of the breach from the Purchaser; provided, however, that (i) such breach or default is within the control of the Company or any of the Sellers, or (ii) such breach or default relates to an event, act or omission for which the Sellers had Knowledge and was not set forth in the Seller Disclosure Schedule;

(d)          by the Sellers as represented by the Seller Representative (so long as neither the Company nor any of the Sellers is then in material breach or default of its covenants contained in this Agreement) if there has been a material breach of any of the Purchaser’s covenants in this Agreement, and which breach or default has not been cured or cannot be cured within 30 days after the notice of breach from the Seller Representative;

(e)          by the Sellers as represented by the Seller Representative (so long as the Sellers are not then in material breach or default of their representations and warranties contained in this Agreement) if there has been a material breach or default of the Purchaser’s representations and warranties under this Agreement which breach or default has not been cured or cannot be cured within 30 days after the notice of the breach from the Sellers Representative; provided, however, that (i) such breach or default is within the control of the Purchaser, or (ii) such breach or default relates to an event, act or omission for which the Purchaser had Knowledge and was not set forth in the Purchaser Disclosure Schedule;

(f)           by either the Purchaser or the Sellers as represented by the Seller Representative if (i) OFAC has taken a final agency action or (ii) any Governmental Authority has issued a non appealable final Judgment or taken any other non appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(g)          by either the Purchaser or the Seller Representative if the Closing has not occurred (so long as neither the Purchaser, on the one hand, nor any of the Company or any of the Sellers, on the other hand, is then in material breach or default of any of its representations, warranties, covenants or agreements contained in this Agreement, as set forth above under Sections 7.1(b)-(e), as applicable), or the OFAC Government Authorizations have not been received, on or before the date that is 60 days following the Effective Date (the “Long-Stop Date”); provided, however, that the Long-Stop Date shall be extended for so long as any clearance under applicable anti-trust or merger control Law of the transactions contemplated by this Agreement has not yet been obtained, but in no event more than 120 days from the Effective Date.

Section 7.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without liability against any party or its Affiliates, except that (a) Section 5.6 (Confidentiality), Section 5.8 (Public Announcements), Article 10 (General Provisions) (except for Section 10.12 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.  For the avoidance of doubt, clause (b) will only apply to breaches which are attributable to such party, or under the control of such party, but not for any third party acts or omissions.

ARTICLE 8
CERTAIN TAX MATTERS

Section 8.1           Tax Returns.

(a)           The Purchaser will prepare and file (or cause to be prepared and filed) all Tax Returns with the respect to the Acquired Companies that are due after the Closing Date.  The Purchaser will deliver (or cause to be delivered) to the Seller Representative a draft of any Tax Return prepared (or caused to be prepared) by the Purchaser not less than 30 days prior to the due date for filing such Tax Return, but only to the extent such Tax Return could affect Taxes for which the Sellers are liable under this Agreement.  The Seller Representative will provide the Seller with its comments on, and proposed changes to, such Tax Return not later than 20 days prior to such due date.  If any material aspect of any such Tax Return remains in dispute within 15 days prior to the due date for filing such Tax Return, the matter in dispute will be submitted to the Independent Accounting Firm.  The decision of the Independent Accounting Firm will be final and binding on the parties. The fees and expenses of the Independent Accounting Firm will be shared by the Purchaser, on one hand, and the Sellers, on the other hand, in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Sellers, respectively.  Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis, provided, however, that if after using reasonable best efforts, the parties are unable to resolve the matter in dispute before any Tax Return that is the subject of a disagreement is due, such Tax Return may be filed as prepared (or caused to be prepared) by the Purchaser, subject to adjustment or amendment upon resolution, and the making of any payments necessary to give effect to the resolution.  The Sellers shall pay the Purchaser the amount of any Taxes for which the Sellers are liable under this Agreement that are due with respect to such a Tax Return no later than five days before the due date of such Tax Return.

Section 8.2           Payment of Taxes.  To the extent that Taxes of the Acquired Companies for all taxable periods and portions of periods through the Closing Date (including all such Taxes payable with respect to Tax Returns filed under this Article 8 and any Taxes assessed after the Closing with respect to taxable periods or portions of periods through the Closing Date) are accrued or expressly reserved for as current liabilities in line items on the Balance Sheet or are accrued or expressly reserved by the Acquired Companies during the Post-Balance Sheet Period in the Ordinary Course the Purchaser will pay or cause to be paid such Taxes.  To the extent such Taxes for all taxable periods and portions of periods through the Closing Date are not so reflected as current liabilities on the Balance Sheet or are not accrued or expressly reserved by the Acquired Companies during the Post-Balance Sheet Period in the Ordinary Course, the Sellers will pay all such Taxes.  Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date will be allocated to the portion of the period that ends on the Closing Date in accordance with Section 8.3.

Section 8.3           Tax Apportionment.  In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:

(a)          in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any transaction Taxes contemplated by Section 8.4), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and

(b)          in the case of Taxes imposed on a periodic basis with respect to the assets of the Acquired Companies, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 8.4          Transactional Taxes.  Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any Taxing authority in connection with the transactions contemplated by this Agreement will be borne by the Purchaser, the Company and/or the Sellers in accordance with applicable Law; provided, however , that real estate transfer Taxes (RETT) imposed by any Taxing authority in connection with the transactions contemplated by this Agreement will be borne by the Sellers.  The Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation. The Sellers will deliver to the Purchaser a draft of any such Tax Return prepared by the Sellers not less than 30 days prior to the due date for filing such Tax Return.  The Purchaser will provide the Seller Representative with its comments on, and proposed changes to, such Tax Return not later than 20 days prior to such due date.  If any material aspect of any such Tax Return remains in dispute within 15 days prior to the due date for filing such Tax Return, the matter in dispute will be submitted to the Independent Accounting Firm pursuant to the process referenced in Section 8.1.

Section 8.5          Maintenance of Tax Consolidating Group.  The Sellers shall not be liable for any Loss relating to the loss of the special tax consolidating regime of the group whose holding is the Company.  For the avoidance of doubt, this exemption of liability will not affect the liability of Sellers for Losses arising from any action taken by the Purchaser post-Closing that may result in such loss of the special tax consolidating regime of the group whose holding is the Company, except to the extent the Loss arises from a pre-Closing intercompany transaction between members of the special tax consolidating regime of the group whose holding is the Company that was not properly reflected on the Tax Returns of the Acquired Companies.  In any event, and within the five-year period following the Closing Date, the Purchaser shall use commercially reasonable efforts to consult with the Seller Representative before any such action and consider the possible advantages in maintaining such tax consolidations group.

ARTICLE 9
INDEMNIFICATION

Section 9.1           Indemnification by the Sellers.  Subject to the limitations expressly set forth in Section 9.6, the Sellers, jointly and individually in proportion to their respective percentage of shareholdings in the Company as set forth on Schedule I, will indemnify, defend and hold harmless Dresser-Rand Group and its Subsidiaries (including, following the Closing, the Acquired Companies) and their respective directors, officers, employees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a)          any inaccuracy in or breach of any representation or warranty or other statement of any Seller contained in this Agreement, the Seller Disclosure Schedule, the Escrow Agreement or the Public Deed or in any certificate, instrument or other document delivered by or on behalf of any Seller pursuant to this Agreement, the Escrow Agreement or the Public Deed;

(b)          any nonfulfillment, nonperformance or other breach of any covenant or agreement of any Seller or the Company contained in this Agreement;

(c)          the Seller Representative’s performance or nonperformance of his or her obligations under this Agreement;

(d)          except to the extent accrued or expressly reserved for as current liabilities in line items on the Balance Sheet or accrued or expressly reserved by the Acquired Companies during the Post-Balance Sheet Period in the Ordinary Course: (i) any Taxes of any Acquired Company with respect to taxable periods ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, any Taxes of any Acquired Company which are allocable, pursuant to Section 8.3, to the portion of such period ending on the Closing Date; (iii) any Taxes relating to any member of an affiliated group with which any Acquired Company has filed a Tax Return on a consolidated, combined or unitary basis; and (iv) any transactional Taxes borne by the Sellers pursuant to Section 8.4; and

(e)          claims under Section 3.9 (No Undisclosed Liabilities);

(f)           claims under Section 3.18 (Environmental, Health and Safety Matters) or any Losses of any Acquired Company for or with respect to any pre-Closing conditions relating to the presence of Hazardous Materials on, in or under any of the Owned Real Property, Leased Real Property or property formerly owned or leased by any Acquired Company or pre-Closing violations of or failure to comply with any Environmental Law or Occupational Safety and Health Law;

(g)           (i) the Italian Ministry of Economic Development’s claim against Enviroil Italia S.p.A. regarding the restitution of government contributions paid to Enviroil Italia S.p.A. and accrued interest, due to failure to construct a gas oil plant in Sicily, Italy, (ii) Santos Credit Yield Fundo de Investimento Renda Fixa Crédito Privado and Santos Credit Master Fundo de Investimento Renda Fixa Crédito Privado claims against Jesa and Guascor SA, (iii) any claims or liabilities arising from the freelease agreement (comodato) between Guascor do Brasil Ltda. and Eletroacre - Companhia de Eletricidade do Estado do Acre [No. 1013/98] and any ancillary agreements, amendments or extensions thereto, including any that relate to the bidding process, the negotiations for and entry into such agreements, extensions or amendments, (iv) any criminal or civil action regarding the exposure of employees to chemicals at the Spanish premises of the Company, (v) claims regarding the lawsuit filed by Acciona Eolica Cesa, S.A. regarding the sale of the Company’s former wind division, (vi) any civil or criminal liability (including any surcharges or fines) arising from or related to the ongoing court investigation regarding chemicals used at the Company’s Rossano, Italy facility, and (vii) claims that any of the Acquired Companies do not own or have a right to use any of the material Intellectual Property used in their business or that such Intellectual Property infringes any third party’s Intellectual Property; and

(h)          any Proceedings, demands or assessments related to any of the matters set forth in clauses (a) through (g) above.

Section 9.2          Indemnification by the Purchaser.  Subject to the limitations expressly set forth in Section 9.6, the Purchaser will indemnify, defend and hold harmless the Sellers and their respective directors, officers, employees, agents and representatives from and against, and will pay to the Sellers all Losses incurred or suffered by the Sellers directly or indirectly arising out of, relating to or resulting from any of the following:

(a)          any inaccuracy in or breach of any representation or warranty or other statement of the Purchaser contained in this Agreement, the Purchaser Disclosure Schedule, the Public Deed or in any certificate, instrument or other document delivered by the Purchaser pursuant to this Agreement or the Public Deed;

(b)          any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement;

(c)          any actions or omissions of the Acquired Companies or operations of the business of the Acquired Companies after the Closing Date; and

(d)          any Proceedings, demands or assessments related to any of the matters set forth in clauses (a) through (c) above.

Section 9.3           Claim Procedure.

(a)          A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)          Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i)           agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii)          dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)          If the Indemnifying Party fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have refused the Claim Notice.

(d)          If the Indemnifying Party delivers an Objection Notice or fails to notify the acceptance of the Claim Notice to the Indemnified Party within 30 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.11.

Section 9.4           Third Party Claims.

(a)          Without limiting the general application of the other provisions of this Article 9, if another Person not a party to this Agreement claims or alleges facts that, if true, would mean that a party is entitled to indemnification under this Agreement, the party so entitled to indemnity for those claims, allegations and demands and related Losses under and pursuant to this Article 9.  If the Indemnified Party seeks indemnity under this Article 9 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim within 30 days after the Indemnified Party has received written notice of the commencement of the Third Party Claim (unless the Third Party Claim requires a shorter period to respond, in which case the period to notify shall be reduced by one three-fourths of the period required to respond) and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party.  Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

(b)          Within 30 days after the Indemnified Party’s delivery of a Claim Notice under this Section 9.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i)           acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim are eligible to constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 9 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and

(ii)          retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources (including insurance proceeds and/or available Escrow Funds) to fund on a current basis the cost of such defense and pay reasonably expected Losses within applicable caps hereunder that may arise under the Third Party Claim.

(c)          However, if the Sellers are the Indemnifying Party, in no event may the Indemnifying Party assume or maintain control of, the defense of any Third Party Claim (A) involving criminal liability of any Acquired Company or any directors, officers or Affiliates thereof, or (B) in which the outcome of any Judgment or settlement in the matter could reasonably be expected to adversely affect the Indemnified Party’s or the ability of the Indemnified Party to conduct its business (collectively, clauses (A) and (B), the “Special Claims”) without the prior written consent of the Purchaser.  An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(d)          The party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense.  If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 9.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim.  The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party.  The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

(e)          If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim with prior Consent of the Indemnifying Party.  All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Article 9 (except, with respect to attorneys’ or other professional fees and expenses and court costs, that only reasonable attorneys’ or other professional fees and expenses and court costs will be indemnified hereunder).  The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim without the prior written Consent of the Indemnified Party, which Consent the Indemnified Party will not unreasonably withhold or delay.  The Indemnified Party will have no liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any Third Party Claim effected without its Consent.

Section 9.5           Survival.

(a)          All representations, warranties, covenants and obligations contained in this Agreement, the Seller Disclosure Schedule or the Purchaser Disclosure Schedule will survive the Closing for a period of two years from the Closing Date; except for (i) representations and warranties set forth in Section 3.18 (Environmental, Health and Safety Matters) which will survive for three years, (ii) representations and warranties set forth in Section 3.15 (Tax Matters), which will survive until 30 days following the expiration of the statute of limitations (including extensions and/or continuances) applicable to the underlying matters covered by such provisions, (iii) representations and warranties set forth in Section 3.2(b) (Authority and Enforceability), Section 3.3 (No Conflict) (to the extent such Section 3.3 relates to the title, transfer and ownership of the shares of any Acquired Company) and Section 3.4(a) through (e) (Capitalization and Ownership), each of which will survive for 50 years and (iv) covenants, obligations and other agreements which are expressly intended to survive such date in accordance with their terms.

(b)          All claims for indemnification under Section 9.1(a) or Section 9.2(a) must be asserted prior to the expiration of the applicable survival period set forth in Section 9.5(a); provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period of a representation or warranty as set forth in Section 9.5(a) , either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a claim or demand made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

Section 9.6           Limitations on Liability.

(a)          The Sellers shall not be liable under Section 9.1 for individual claims to the extent that the Losses for any such claim are less than €25,000 (“De Minimis Claims”);

(b)          The Sellers shall not be liable under Section 9.1 unless and until the aggregate Losses (other than De Minimis Claims) for which the Sellers would otherwise be liable under this Agreement exceed €1,000,000 (at which point the Sellers are liable for the aggregate Losses (other than for De Minimis Claims) from the first Euro and not just amounts in excess of that sum) (the “Deductible”).

(c)          In no event will the Sellers’ aggregate liability for Losses under this Agreement exceed €30,000,000 (the “Cap”).

(d)          No Seller shall be liable for any other Seller’s breach of Section 5.6 (Confidentiality) or Section 5.7 (Noncompetition and Nonsolicitation).

(e)          Each Seller shall be responsible for the indemnification obligations hereunder jointly with the other Sellers, provided that each such Seller shall only be responsible for its proportionate share of any amount of indemnified Losses on a pro rata basis with its respective percentage of shareholdings in the Company.  For the avoidance of any doubt, no Seller shall in any way be responsible for, or may be forced or obliged to pay, any amount in excess of such percentage

(f)           Notwithstanding the foregoing, the De Minimis Claims exception, the Deductible and the Cap do not apply to the following:

(i)           claims under Section 9.1(a) relating to a breach of the representations and warranties set forth in Section 3.2(b) (Authority and Enforceability), Section 3.3 (No Conflict) (to the extent such Section 3.3 relates to the title, transfer and ownership of the shares of any Acquired Company) and Section 3.4(a) through (e)  (Capitalization and Ownership);

(ii)          claims under Section 9.1(d), (e), (f) and (g) (provided, however, the Cap shall apply to Section 9.1(e)); and

(iii)         any Proceedings, demands or assessments related to any of the matters set forth in clauses (i) through (ii) above.

(g)          Nothing in this Agreement will limit the liability of a party to another party for fraud or willful misconduct.

(h)          Notwithstanding the foregoing, in no event will the Sellers’ or the Purchaser’s aggregate liability for Losses under this Agreement exceed the Purchase Price.

Section 9.7           Certain Damages.  In no event will any party be liable under this Agreement to any other party or other Person for special, indirect, punitive or consequential damages (including lost profits) in connection with any claims or Losses arising out of the conduct of such party pursuant to this Agreement regardless of whether the nonperforming party was advised of the possibility of such damages or not.  The exclusion of such damages as set forth in the preceding sentence will not apply to any such damages recovered by third parties against a Purchaser Indemnified Party or a Seller, as the case may be, in connection with Losses that may be indemnified under this Agreement.  In addition, the Sellers shall not be liable under this Agreement to any other party or other Person for any Losses to the extent that such Losses (a) would not have occurred or arisen except as the result of a change in Law occurring after the Effective Date or the Closing Date, as applicable, and (b) are directly attributable to any change in accounting methods (including consolidation methods) or policies of the Company occurring after the Effective Date.  Nothing in this Agreement shall relieve any party from any duty under applicable Law to mitigate any Loss incurred by it as a result of any matter or circumstance giving rise to a claim under this Article 9.  Except in the case of fraud or willful misconduct and except as provided in Sections 2.5, 2.6, 7.2 and 10.12, the parties agree that following Closing the indemnification provisions contained in this Article 9 constitute the sole and exclusive remedies of the parties for any breach of any representation, warranty, covenant or obligation contained in this Agreement.

Section 9.8           Insurance.  In the case of any Loss for which a party would otherwise be entitled to indemnification pursuant to this Article 9, but as to which (x) such party would be entitled to reimbursement or coverage under an insurance policy that is effective and as to which premiums are fully paid in place and has been in good standing at all times before Closing, such party will use commercially reasonable efforts to mitigate such Loss by recovering against the applicable insurance policy or indemnitor, and the amount of such Loss will be reduced by any amounts actually received by such person under such policy, or (y) such party would have been entitled to reimbursement or coverage under an insurance policy maintained in good standing by an Acquired Company prior to or at the Closing and which policy was terminated or the coverage under which was subsequently reduced by the Purchaser following Closing, the amount of such Loss will be reduced by any amounts that would have been received under such policy originally maintained by such Acquired Company.

Section 9.9           No Right of Indemnification or Contribution.  No Seller has any right of indemnification or contribution against any Acquired Company with respect to any breach by the Sellers or the Company of any of their representations, warranties, statements, covenants or agreements contained in this Agreement, the Seller Disclosure Schedule, the Public Deed or in any certificate, instrument or other document delivered by or on behalf of any Seller or the Company pursuant to this Agreement or the Public Deed, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

Section 9.10        Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser.  Purchaser Indemnified Party (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) Consents to the assertion of the indemnification claim or the exercise of such other remedy.

Section 9.11         Withholdings and Grossing Up.

(a)          Indemnification payments under this Article 9 shall be paid free and clear of all Tax deductions or withholding unless Law requires a deduction or withholding to be made.  If a Tax deduction or withholding is so required, the Indemnifying Party shall pay such additional amount as will ensure that the net amount the Indemnified Party receives equals the full amount which it would have received had the deduction or withholding not been required. Such additional amounts to be paid by the Indemnifying Party will be reduced to the extent that such Tax deduction or withholding required by Law is later recovered by the Indemnified Party (even after expiration of the relevant time limit) in all or in part, even in the form of a reduction in its future Tax payments, or in any other form whatsoever.

(b)          If any Governmental Authority brings any sum paid under this Article 9 into charge to Tax, then the Indemnifying Party shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Article 9.

(c)          The amount of Loss will be reduced to the extent that it implies any reduction of Taxes in connection with the Tax deductibility of the Loss sustained by the Acquired Company.

(d)          If the obligations under Section 9.11(a) are triggered, Sellers will be free to decide to which Indemnified Party they make the indemnification payment under this Article 9 among (i) Dresser-Rand group entities, and (ii) the Purchaser, the Acquired Companies, and to satisfy the payment to such elected entity.

(e)          The Purchaser and the Seller Representative shall attempt in good faith for a period of 15 days to determine the amount of any increase or reduction to an indemnification payment under this Article 9.  If the Purchaser and the Seller Representative do not agree on the amount of any such increase or reduction by the end of the 15-day period, then the Purchaser and the Seller Representative will submit the dispute to the Independent Accounting Firm for resolution.  The fees and expenses of the Independent Accounting Firm will be shared by the Purchaser, on one hand, and the Sellers, on the other hand, in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Sellers, respectively.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1         Seller Representative.

(a)          By virtue of their execution of this Agreement, each Seller designates and appoints Joseba Grajales (the “Seller Representative”) as such Seller’s agent and attorney-in-fact with full power and authority to act for and on behalf of each Seller to give and receive notices and communications, to accept service of process on behalf of the Sellers pursuant to Section 9.4(e) and Section 10.13, to authorize and agree to any Net Debt adjustments pursuant to Section 2.6 and other applicable provisions of this Agreement, to agree to, negotiate, enter into settlements and compromises of, and comply with Judgments of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Purchaser Indemnified Party against any Seller or by any Seller against any Purchaser Indemnified Party, or any other dispute between any Purchaser Indemnified Party and any Seller, in each case relating to this Agreement or the transactions contemplated by this Agreement and to take all actions that are either (i) necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Notices or communications to or from the Seller Representative constitute notice to or from each of the Sellers for all purposes under this Agreement.  Details regarding the Seller Representative are provided on Schedule I.

(b)          In the event of the death or incapacity of the Seller Representative, or the termination of the Seller Representative by the decision of the majority of Sellers, a successor Seller Representative will be elected promptly by the Sellers (upon prior written consent of the Purchaser, with such consent not to be unreasonably withheld).  Each successor Seller Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used in this Agreement includes any successor Seller Representative.

(c)          A decision, act, instruction or Consent of the Seller Representative constitutes a decision, act, instruction or Consent of all the Sellers and is final, binding and conclusive upon the Sellers, and  the Purchaser and the Escrow Agent may rely upon any such decision, act, instruction or Consent of the Seller Representative as being the decision, act, instruction or Consent of the Sellers.  The Purchaser is hereby relieved from any liability to any Person for any acts done or omissions by the Purchaser in accordance with such decision, act, instruction or Consent of the Seller Representative.  Without limiting the generality of the foregoing, each of the Purchaser and the Escrow Agent is entitled to rely, without inquiry, upon any document delivered by the Seller Representative as being genuine and correct and having been duly signed or sent by the Seller Representative.

(d)          This appointment and grant of power and authority by the Sellers to the Seller Representative pursuant to this Section 10.1 is made in consideration of the common interest of the Sellers and the Seller Representative to facilitate the negotiation and completion of the transactions contemplated by this Agreement and the Ancillary Agreements (including any post-Closing actions) and is in consideration of the mutual agreements and covenants made in this Agreement.  It is therefore irrevocable and may not be terminated by the act of any Seller or by operation of Law, whether upon the death or incapacity of any Seller, or by the occurrence of any other event.

Section 10.2        Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or electronic mail with confirmation of receipt (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company, the Sellers or the Seller Representative:

Centauro Capital, S.L.U.
Arkaute, 5- P.O. Box 768
01080 Vitoria-Gasteiz (Spain)
Attention: Joseba Grajales
Phone: (34) 945279877
Fax: (34) 945278437

with a copy (which will not constitute notice) to:

Diego Bilbao
CUATRECASAS ABOGADOS
Alameda Mazarredo nº5, 3
Bilbao 48001
España
Phone: (34) 94.435.92.20
Fax: (34) 94.435

If to the Purchaser:

Dresser-Rand Group Inc.
10205 Westheimer Road
Houston, Texas 77042
Attention: Mark F. Mai
Phone: (713) 354-6100
Fax: (713) 973-5323

with a copy (which will not constitute notice) to:

Jonathan B. Newton
Baker & McKenzie LLP
Pennzoil Place, South Tower
711 Louisiana Street Suite 3400
Houston, Texas 77002
Phone: (713) 427-5018
Fax: (713) 427-5099

Section 10.3         Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.  Any amendment of this Agreement signed by the Seller Representative is binding upon and effective against each Seller regardless of whether or not such Seller has in fact signed such amendment.

Section 10.4         Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective and delivered in accordance with the provisions of Section 10.2.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement shall operate as a waiver of such right or remedy or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.

Section 10.5         Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.  Notwithstanding the foregoing, the Non-Disclosure Agreement will remain in effect in accordance with its terms as modified pursuant to Section 5.6.

Section 10.6         Assignment and Successors and No Third Party Rights.  This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns.  None of the parties hereto may assign or transfer any of its rights or obligations under this Agreement without, in the case of any Seller, the prior written Consent of the Purchaser and, in the case of the Purchaser, the prior written Consent of the Sellers, as represented by the Seller Representative; provided, that Dresser-Rand Group may assign this Agreement and/or any or all of its respective rights and obligations as Purchaser hereunder to any of its Affiliates without such prior written Consent (and, upon any such assignment, references to the “Purchaser” herein shall refer to such assignee); provided, further, that no such assignment shall release such party from any of its obligations or liabilities hereunder.  Any attempted assignment or transfer in violation hereof shall be null and void ab initio.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 10.6.

Section 10.7         Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 10.8         Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3, Article 4 and Article 5, as applicable.  The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is reasonably ascertainable by the content of the disclosure that a given disclosure is applicable to such other sections and paragraphs.  The Sellers may update the Seller Disclosure Schedule following the Effective Date, but, except pursuant to this clause, such update shall (a) not be considered a part of this Agreement, (b) not be considered properly disclosed under this Agreement and (c) be disregarded in construing this Agreement.  Notwithstanding the foregoing and subject to this section, the Sellers may supplement or amend the Seller Disclosure Schedule following the Effective Date and prior to Closing with respect to any matter hereafter arising or discovered which, if existing or known at the Effective Date, would have been required to be set forth or described in the Seller Disclosure Schedule.  In such case, the Seller Representative shall deliver a copy of the amendment or supplement (in either case, the “Additional Disclosure”) to the Purchaser.  The Purchaser shall have seven days after receipt in which to review the Additional Disclosure.  If the Purchaser consents, in its reasonable discretion, to the Additional Disclosure being added to the Seller Disclosure Schedule such Additional Disclosure shall be added and become a part of the Seller Disclosure Schedule as if included in the Seller Disclosure Schedule on the Effective Date.  If the Purchaser does not consent to such Additional Disclosure being added to the Seller Disclosure Schedule, such Additional Disclosure shall be “Supplemental Disclosure” and shall not be so added.  The Purchaser shall provide written notice to the Seller Representative of its decision within the seven day review period referenced above and, if notice is not given within such time period, the Additional Disclosure shall be deemed Supplemental Disclosure.

Section 10.9         Interpretation.  In the negotiation of this Agreement, each party has received advice from its own legal counsel.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 10.10       Governing Law.  This Agreement shall be governed by, and construed in accordance with the Laws of France (without regard to conflict of Law principles), except to the extent the corporate Law of the State of Delaware or Spain mandatorily applies.

Section 10.11       Disputes.

(a)          In the event of a dispute arising out of or in relation to this Agreement (a “Dispute”), any party to the Dispute may deliver a written dispute notice to the other party to the Dispute.  The written disputes notice shall refer to this clause and must contain reasonable details of the Dispute as well as the Losses, if any, suffered by the party giving the written dispute notice.  The parties to a Dispute must, no later than 10 Business Days after delivery of the written dispute notice, hold a meeting (the “Dispute Meeting”) at which they must use all reasonable efforts to resolve the Dispute in an amicable manner.

(b)          In the Dispute, the Seller Representative will represent any and all Sellers and Vincent R. Volpe Jr. will represent the Purchaser, with each having sufficient authority to conduct negotiations on behalf of the Sellers and the Purchaser, respectively, and, if relevant, to settle the Dispute.

(c)          Any Dispute which is not amicably resolved within 20 Business Days after delivery of the written dispute notice shall (regardless of whether or not a Dispute Meeting has actually been held) at the request of any party to the Dispute, be referred to arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce then in effect.  The place of arbitration shall be Paris, France.  The language of the arbitration Proceedings shall be English.  The Seller Representative shall appoint one arbitrator and the Purchaser shall appoint one arbitrator and the two arbitrators so appointed shall agree on a third arbitrator, who shall be the chairman of the arbitration tribunal.  If a party fails to appoint an arbitrator or the two arbitrators appointed by the parties cannot agree on a third arbitrator, in each case within 30 calendar days, then the relevant arbitrator shall be appointed by the Secretariat of the International Chamber of Commerce within 15 calendar days of receiving such request.

(d)          On or before the 45th day following (and including) the date on which third arbitrator was finally selected, the arbitrators shall render a written judgment with respect to each matter involved in the Dispute.  The award of the arbitrators shall be final and binding on the parties. The arbitrators shall decide all issues in dispute pursuant to applicable Law as specified in Section 10.10.

(e)          Nothing in this Section 10.11 limits the right of a party to bring Proceedings against another party in any courts of competent jurisdiction to enforce an arbitration award rendered in accordance with this Section 10.11.

(f)           Each party irrevocably and unconditionally agrees not to claim any immunity from Proceedings brought by another party against it under this Section 10.11 (and to ensure that no such claim is made on its behalf).  Each party hereby consents generally to the giving of any relief or the issue of any process in connection with those Proceedings, and waives all rights of immunity in respect of it or its assets.

Section 10.12       Specific Performance.  Without limiting the obligation to arbitrate under this Section 10.12, the parties agree that irreparable damage would occur in the event that any of the covenants in Sections 5.6, 5.7 and 5.8 were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that, in addition to any other remedy to which they are entitled at Law or in equity, the parties are entitled to injunctive relief to prevent breaches of Sections 5.6, 5.7 and 5.8 and otherwise to enforce specifically Sections 5.6, 5.7 and 5.8.  Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 10.13       Jurisdiction and Service of Process.  In any action or Proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (to the extent not subject to Section 10.11), the parties submit non-exclusively to the jurisdiction of (a) Madrid, Spain, if the action is commenced by the Purchaser or any of its Affiliates (in which event cross-claims and counterclaims may also be made in such jurisdiction), or (b) Houston Texas, if the action is commenced by the Sellers or the Seller Representative (and cross-claims and counterclaims may also be made in such jurisdiction.  Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2.  Nothing in this Section 10.13, however, affects the right of any party to serve legal process in any other manner permitted by Law.

Section 10.14       Waiver of Jury Trial.  each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of any party to this Agreement in negotiation, administration, performance or enforcement of this Agreement ..

Section 10.15       Expenses.   Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.  All amounts relating to any financial, legal, accounting or other advisor, and all other transaction fees and expenses incurred by the Acquired Companies prior to Closing in connection with this Agreement and the transactions contemplated by this Agreement, will be paid by the Sellers in full on or prior to the Closing Date or will be fully accrued as current liabilities on the accounting records of the Acquired Companies as of the Closing Date.  If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

Section 10.16       No Joint Venture.  Nothing in this Agreement creates a joint venture or partnership between the parties.  This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other party.  The parties are independent contractors with respect to each other under this Agreement.  Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.16.

Section 10.17       Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

(Signature pages follow)

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

DRESSER-RAND GROUP INC.

By:	/s/ Christopher Rossi
Name:	Christopher Rossi
Title:	VP Technology & Business Development

[Signature page to Share Purchase Agreement]

GRUPO GUASCOR S.L.

By:	/s/ Juan de Dios Arcocha Gómez
Name:	Juan de Dios Arcocha Gómez
Title:	Attorney

[Signature page to Share Purchase Agreement]

SELLERS

Centauro Capital, S.L.U.

By:	/s/ Joseba M. Grajales Jiménez
Name:	Joseba M. Grajales Jiménez
Title:	Sole Director

[Signature page to Share Purchase Agreement]

Villamendi, S.L.

By:	/s/ Pedro M. López Gorriz
Name:	Pedro M. López Gorriz
Title:	Sole Director

[Signature page to Share Purchase Agreement]

Sei Ta Lau, S.L.

By:	/s/ Miren Amaia Oregui Basterrica
Name:	Miren Amaia Oregui Basterrica
Title:	Sole Director

[Signature page to Share Purchase Agreement]

Sugar Magnolia 2003, S.L.

By:	/s/ Enrique Ranedo Fernández
Name:	Enrique Ranedo Fernández
Title:	Sole Director

[Signature page to Share Purchase Agreement]

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Ibainarko, S.L.

By:	/s/ Juan de Dios Arcocha Gómez
Name:	Juan de Dios Arcocha Gómez
Title:	Sole Director

[Signature page to Share Purchase Agreement]

66

Aldaia Bi, S.L.

By:	/s/ Jesús López De Suso
Name:	Jesús López De Suso
Title:	Sole Director

[Signature page to Share Purchase Agreement]

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El Portillo 2005, S.L.

By:	/s/ Maria Aranzázu Martínez de Apellaniz Berrueta
Name:	Maria Aranzázu Martínez de Apellaniz Berrueta
Title:	Sole Director

[Signature page to Share Purchase Agreement]

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Diana Capital I, F.C.R.

By:	/s/ Francisco Gómez-Zubeldia
Name:	Francisco Gómez-Zubeldia
Title:	Managing Director

[Signature page to Share Purchase Agreement]

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FESpyme, F.C.R.

Axis Participaciones Empresariales, SGECR, SA
By:	/s/ Emilio Ramos Gorostiza
Name:	Emilio Ramos Gorostiza
Title:	Director of Operations

[Signature page to Share Purchase Agreement]

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E-Novating Venture, S.L.

By:	/s/ Jon Imanol Azua Mendia
Name:	Jon Imanol Azua Mendia
Title:	Joint Director

[Signature page to Share Purchase Agreement]

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Opción Fotovoltaica 24, S.L.

By:	/s/ Mikel Ruiz De Zárate Aguirrezabalaga
Name:	Mikel Ruiz De Zárate Aguirrezabalaga
Title:	Sole Director

[Signature page to Share Purchase Agreement]

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Cajasol Inversiones de Capital, S.A. S.C.R. de Régimen Simplificado Unipersonal

By:	/s/ Pablo Cantalicio Pantoja
Name:	Pablo Cantalicio Pantoja
Title:	Attorney

By:	/s/ Alberto de Leopoldo Rodado
Name:	Alberto de Leopoldo Rodado
Title:	Attorney

[Signature page to Share Purchase Agreement]

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LIMITED SIGNATORIES FOR PURPOSES OF SECTION 5.7 ONLY

The undersigned, being shareholders of the corresponding Sellers identified below, fully and irrevocably agree and acknowledge that each is, directly or indirectly, receiving good and valuable consideration through, and is a beneficiary of, the payment of the Purchase Price to the Seller of which he is a shareholder and, in consideration of such payment, (a) each is signing this Agreement for the sole purpose of agreeing to and personally assuming only the obligations, restrictions and agreements contained in Section 5.7 (Noncompetition and Nonsolicitation) (and not any other provision of this Agreement and not for any other purpose) and (b) that such shareholder shall be considered personally liable for any breach of Section 5.7 (Noncompetition and Nonsolicitation) by such person in the same manner and to the same extent as the liability of the Seller of which he is a beneficiary for a breach of such section.  In the case of any breach by any of the undersigned of Section 5.7 (Noncompetition and Nonsolicitation), Articles 9 and 10 shall apply solely with respect to such breach of Section 5.7 (Noncompetition and Nonsolicitation).  It is expressly agreed that the foregoing does not apply in any manner whatsoever to any of the family members or other relatives of the undersigned.

/s/ Enrique Ranedo Fernández
Enrique Ranedo Fernández,
shareholder of Sugar Magnolia 2003, S.L.

/s/ Juan de Dios Arcocha Gómez
Juan de Dios Arcocha Gómez (Jon Arkotxa),
shareholder of Ibainarko, S.L.

/s/ Jesús López de Suso Salazar
Jesús López de Suso Salazar,
shareholder of Aldaia Bi, S.L.

/s/ Mikel Ruiz de Zárate
Mikel Ruiz de Zárate,
shareholder of Opción Fotovoltaica 24, S.L.

/s/ Jon Imanol Azua Mendia
Jon Imanol Azua Mendia,
shareholder of E-Novating Venture, S.L.

[Signature page to Share Purchase Agreement]

74

ACCEPTANCE AND AGREEMENT OF SELLER REPRESENTATIVE

The undersigned, being the Seller Representative appointed in the foregoing Agreement, agrees to serve as the Seller Representative and to be bound by the terms of the Agreement, as applicable, as of the date indicated in the first sentence of this Agreement.

/s/ Joseba Grajales
Joseba Grajales

[Signature page to Share Purchase Agreement]

75